UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

(Amendment No.      )

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ACCESS WORLDWIDE COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

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ACCESS WORLDWIDE COMMUNICATIONS, INC.

4950 Communication Avenue

Suite 300

Boca Raton, FL 33431

Dear Access Worldwide Communications, Inc. Stockholders:

The Board of Directors (the “Board”) of Access Worldwide Communications, Inc. (“Access Worldwide,” “Access,” “we,” “us,” “our,” or the “Company,” refers to Access Worldwide Communications, Inc.) a Delaware corporation, is soliciting your written consent to approve the sale (the “Asset Sale”) of all or substantially all of the assets of Telemanagement Services, Inc. (“Telemanagement Services”) d/b/a TMS Professional Markets Group, a division and wholly owned subsidiary of Access to TMS Professional Markets Group, LLC, a Delaware limited liability company (“TMS”), pursuant to that certain Asset Purchase Agreement, dated as of June 20, 2006 (the “Asset Purchase Agreement”). A copy of the Asset Purchase Agreement is included as Appendix A to this consent solicitation statement (the “Consent Solicitation Statement”).

The close of business on June 22, 2006 has been fixed by the Board as the record date for the determination of stockholders entitled to notice of, and to consent on the Asset Purchase Agreement and the Asset Sale. The Asset Sale and the Asset Purchase Agreement attached hereto have been unanimously approved by our Board, which when aggregated together, represents 27.1% of the outstanding shares of Access’ common stock, par value $0.01 (the “Common Stock”), eligible to vote on the proposed Asset Sale.

The Asset Sale will not become effective until such time as Access receives not less than the minimum number of votes necessary to approve the sale of all or substantially all the assets of Telemanagement Services at a meeting at which all stockholders having a right to vote thereon were present and voted having duly consented in writing to the aforementioned sale (“Stockholder Approval”).

ACCORDINGLY, STOCKHOLDERS ARE NOT BEING ASKED FOR PROXIES TO VOTE THEIR SHARES, BUT WITH CONSENT SHEETS, WITH RESPECT TO THE ASSET PURCHASE AGREEMENT AND THE ASSET SALE. A CONSENT SHEET, AND NOT A PROXY CARD HAS BEEN ENCLOSED WITH THIS CONSENT SOLICITATION STATEMENT AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER THAT WILL BE DESCRIBED HEREIN.

This Solicitation for Consent contains a description of the Asset Purchase Agreement and the Asset Sale, as well as summary information regarding the Asset Purchase Agreement and Asset Sale. We encourage you to read this Consent Solicitation Statement, including any and all appendicies, thoroughly. You may also obtain information about us from publicly available documents we file with the Securities and Exchange Commission.

Please take the time to complete the enclosed written consent form, sign it, date it and either (i) return it in the enclosed postage paid envelope within ten (10) days of the mailing date, or (ii) fax the completed consent form to the following fax number: 800-569-1587. The proposed Asset Sale will not be approved, and we will not be able to close the transaction, unless we obtain the requisite approvals by our stockholders.

By Order of the Board of Directors

Mark Wright
Secretary
Access Worldwide Communications, Inc.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement contains certain forward-looking statements, including statements regarding our “expectations,” “beliefs,” “goals,” “hopes,” “strategies,” and the like. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking those safe harbor provision. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are subject to change at any time and from time to time and that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results or developments to differ materially from those described in or contemplated or implied by such forward-looking statements include, without limitations, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete, that the transactions contemplated by the Asset Purchase Agreement will not be consummated in a timely manner or at all as well as other risks and uncertainties that are described in the Company’s filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

Access Worldwide Communications, Inc.

4950 Communication Avenue

Suite 300

Boca Raton, FL 33431

CONSENT SOLICITATION STATEMENT

SUMMARY

This summary, together with the question and answer section and list of Risk Factors, highlights important information discussed in greater detail elsewhere in this consent solicitation statement (the “Consent Solicitation Statement”). To fully understand the sale of substantially all of the assets of Telemanagement Services to TMS, and for a more complete description of the Asset Sale and related matters, you should carefully read this Consent Solicitation Statement (including the Asset Purchase Agreement included as Appendix A) in its entirety.

Access Worldwide Communications, Inc. (the “Company”) is a Delaware corporation with its principal place of business located at 4950 Communication Avenue, Suite 300, Boca Raton, FL 33431. The Company’s telephone number is (561) 226-5000. This Consent Solicitation Statement is being sent to the Company’s stockholders, in connection with the prior approval of the Asset Sale by our Board of Directors (the “Board”).

Copies of this Consent Solicitation Statement are being mailed on or about July 17, 2006 to the holders of record on June 22, 2006 (the “Record Date”) of the outstanding shares of the Company’s common stock.

GENERAL INFORMATION

The Board of Directors (the “Board”) of Access Worldwide Communications, Inc. (the “Company”), a Delaware corporation, has approved the proposed sale (the “Asset Sale”) of substantially all the assets of Telemanagement Services, Inc. d/b/a TMS Professional Markets Group, a division and wholly owned subsidiary of the Company (“Telemanagement Services”), to TMS Professional Markets Group, LLC, a Delaware limited liability company (“TMS”). Telemanagement Services delivers highly professional pharmaceutical marketing services including among other things, direct to consumer and business to business marketing programs that may involve patient acquisition and retention, customer service, clinical trial recruitment, and information lines. Telemanagement Services also performs services such as Vacant Territory Management, Product Detailing, Physician & Pharmacist Profiling, Pharmacy Stocking and Clinical Trials. The terms “we,” “our,” “Access,” and the “Company” in this Consent Solicitation Statement refer to Access Worldwide Communications, Inc. References to “you” are to the stockholders of Access Worldwide Communications, Inc.

As of the Record Date, there were 17,340,065 shares of Common Stock issued and outstanding and 40,000 shares of Preferred Stock (“Preferred Stock”) of the Company issued and outstanding. All holders of shares of Common Stock as of the Record Date are entitled to receive this Consent Solicitation Statement. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the Company’s stockholders. Holders of the Common Stock do not have dissenters’ rights of appraisal in connection with the Asset Sale.

The Company is incorporated under the laws of the State of Delaware. Both Delaware law and the Company’s Amended and Restated Certificate of Incorporation provide that any action that may be taken at any stockholders’ meeting may be taken by written consent of the requisite number of stockholders required to take such action. Approval of the Asset Sale requires the written consent of the holders of a majority of the Company’s outstanding Common Stock.

This summary that follows highlights selected information contained elsewhere in this Consent Solicitation Statement. It may not contain all of the information that is important to you.

THE COMPANIES

Access

Established in 1983, Access is a publicly owned Delaware corporation and outsourced marketing services company that provides a variety of sales, education and communication programs to clients in the medical, pharmaceutical, telecommunications, financial services, insurance and consumer products industries. We provide services through the following two business segments:

•	Pharmaceutical Services Segment, which consists of our medical education business, AM Medica Group (“AMG”), and our pharmaceutical communication business, Telemanagement Services, provide medical education, medical publishing, product detailing, physician and pharmacist profiling, patient education, disease management, pharmacy stocking, and clinical trial recruitment to the pharmaceutical and medical industries.

•	Business Services Segment, which consists of our multilingual communication business, TelAc Teleservices Group (“TelAc”) and our offshore communication business Access Worldwide (AWWC) Philippines, Inc. (“Access Philippines”) provides telemarketing services including inbound and outbound programs to clients in the telecommunications, financial and, legal services, insurance and consumer products industries.

The corporate headquarters of Access is presently located at 4950 Communication Avenue, Suite 300, Boca Raton, FL 33431. Our telephone number is 561-226-5000. Upon the closing of the Asset Sale, and during the ninety (90) day transition period that follows, the corporate headquarters of Access will be transferred to the Company’s Virginia office located at 1820 North Fort Myer Drive, Arlington, VA 22209.

TMS

TMS is a newly formed Delaware limited liability company owned and controlled by Palm Beach Capital Fund II, L.P. (“Palm Beach Capital”). Palm Beach Capital has enlisted the experience and expertise of Lee H. Edelstein, the founder and former President and Chief Executive Officer of Telemangement Services, Inc. to provide leadership and strategic direction for the company. Palm Beach Capital is a private equity investment firm which specializes in making investments in and helping to build small- and middle-market private companies with operations primarily in Florida.

THE ASSET SALE

On June 20, 2006, our Board, at a meeting duly called and held, approved the Asset Sale between Access, Telemanagement Services and TMS, pursuant to the Asset Purchase Agreement dated June 20, 2006, between Access, Telemanagement Services and TMS, a copy of which is included as Appendix A to this Consent Solicitation Statement (the “Asset Purchase Agreement”). Pursuant to the terms of the Asset Purchase Agreement:

•	We intend to sell all or substantially all of the assets used in the Telemanagement Services business;

•	The Asset Sale will consist of intellectual property rights and all relevant Telemanagement Services records and equipment to sustain the business, along with Telemanagement Services existing customer contracts and other assets and liabilities as provided in the Asset Purchase Agreement; and

•	As consideration for the Asset Sale, TMS has agreed to pay us, pursuant to the Asset Purchase Agreement $10,500,000 less approximately $352,000 plus any accrued and unpaid interest, which shall be paid by TMS to Lee H. Edelstein in satisfaction of Access’ liability to him in the same amount. $750,000 shall be retained by TMS as a hold back until a final closing date balance sheet can be determined, which time is not to exceed 90 days post closing. The calculation is more thoroughly described in the attached Asset Purchase Agreement.

The Reasons for the Asset Sale

The Board has approved the sale of Telemanagement Services, the Company’s pharmaceutical marketing group in order to (i) pay down CapitalSource Finance, LLC, the Company’s senior lender (the “Senior Lender”), (ii) improve the balance sheet of the Company, and (iii) focus the Company’s resources on expanding its offshore capabilities.

Fairness of the Asset Sale to the Stockholders of Access

In arriving at the determination that the transaction is fair to, and in the best interests of, our stockholders, our Board considered a number of factors, including, the following:

•	The fact that the $10.5 million cash purchase price would extinguish a significant percentage of Access’ outstanding debt and reduce risks we face in connection with the Credit Facility;

•	The absence of any other offers for Telemanagement Services;

•	The fact that the Asset Sale, pursuant to the Asset Purchase Agreement, requires that the sale be approved by a majority of Access’ stockholders, which ensures that the Board will not be taking action of which the majority of our stockholders disapprove;

•	The risk that, after the Asset Sale, Access will have a less diversified business which would leave Access dependent on the performance of its other divisions, including an increase in the relative importance of its revenues from, and relationships with, telemarketing and educational related customers; and

•	The risk that Access could be exposed to future indemnification payments for a breach of its representations and warranties contained in the Asset Purchase Agreement.

THE ASSET PURCHASE AGREEMENT

General

We propose to sell all or substantially all of the assets of Telemanagement Services pursuant to the Asset Purchase Agreement among the Company, Telemanagement Services and TMS, dated June 20, 2006. The sale of Telemanagement Services is expected to close within 30 days of any approval of that sale by the stockholders of Access. A copy of the Asset Purchase Agreement is attached to this Consent Solicitation Statement as Appendix A. The Asset Purchase Agreement contains various customary representations and warranties made by each of the parties to the Asset Purchase Agreement. Such representations and warranties relate to, among other things, the enforceability of the Asset Purchase Agreement, our authority and the authority of TMS to enter into the Asset Purchase Agreement, our organization and the organization of TMS and the assets of Telemanagement Services being transferred. We encourage you to read the Asset Purchase Agreement, as it is the legal document that governs the transaction.

Purchase Price

As consideration for the Asset Sale, TMS will pay to Access $10.5 million in cash at the closing less approximately $352,000 plus accrued and unpaid interest, which shall be paid by TMS to Lee H. Edelstein in satisfaction of Access’ liability to him in the same amount. The cash purchase price may be adjusted as necessary to reflect prorations for items that are customarily proratable. That adjustment amount, if any, will be determined subsequent to the closing date.

Conditions that Must be Satisfied Prior to the Closing of the Asset Sale

Completion of the Asset Sale is subject to various conditions (any of which may be waived by the party benefited by the condition), including, among others:

•	The truth and correctness of the representations and warranties of Access, Telemanagement Services and TMS;

•	Performance of, and compliance with, all covenants by Access, Telemanagement Services and TMS;

•	Delivery of a customary opinion of counsel, by counsel to Access and Telemanagement Services;

•	The absence of certain material adverse changes in the assets or the business of Telemanagement Services;

•	Approval of the Asset Sale by our Senior Lender.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated, and the Asset Sale abandoned for various reasons, including:

•	Subject to certain exceptions, by mutual consent of us and TMS;

•	By TMS if the closing does not occur on or before August 1, 2006, subject to exceptions, and by Access if the closing does not occur on or before October 1, 2006 (such dates may be extended upon the written agreement of Access and TMS);

•	If any of the representations or warranties of Access, Telemanagement Services or TMS are not true and correct when made or at any time prior to the closing;

•	If we or TMS materially breach or fail to fulfill obligations under the Asset Purchase Agreement; and

•	If there is any statute, rule or regulation making consummation of the transaction illegal.

Expenses of the Asset Sale

Each party is required to bear its own cost and expenses relating to the Asset Sale, including fees and expenses of attorneys, accountants and financial advisors, except that if the Asset Purchase Agreement is terminated as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Asset Purchase Agreement, such breaching party will pay the costs and expenses of the other parties.

EFFECT OF THE TRANSACTION AND USE OF THE PROCEEDS

Upon completion of the Asset Sale, we intend to apply the net proceeds to (i) working capital, (ii) reduce our outstanding debt, and (iii) redeploy the Company’s financial and human assets to expand the Company’s offshore product offering and capacity in Manila, Philippines.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

The members of our Board and our officers do not have any interests in the transaction that are different from or in addition to your interests.

MANAGEMENT OWNERSHIP

As of June 22, 2006, our directors and executive officers own, in aggregate, 4,889,879 shares of our outstanding common stock, representing approximately 28.2% of our outstanding shares.

FEDERAL INCOME TAX CONSEQUENCES

The Asset Sale will be treated as a taxable transaction for federal and state tax purposes. It is anticipated that any gain from the proposed Asset Sale will be substantially offset against our net operating loss carryforwards. The transaction may also subject us to state or local income, franchise, sales, use or other tax liabilities in state or local tax jurisdictions in which we file returns or have certain assets.

ACCOUNTING TREATMENT OF THE TRANSACTION

The transaction will be accounted as a sale of a business under accounting principles generally accepted in the United States of America and accounted for as a discontinued operation. The sale of the business to TMS will be evaluated by Access pursuant to the requirements of FAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”.

BOARD RECOMMENDATION

Based on its determination that the terms of the Asset Purchase Agreement are in the best interests of Access and the best interests of our stockholders, our Board has approved, and recommended that our stockholders approve the Asset Sale pursuant to the Asset Purchase Agreement.

DISSENTERS’ AND APPRAISAL RIGHTS

We are organized under the corporate laws of the State of Delaware. Delaware law does not provide for dissenters’ or appraisal or other similar rights in connection with the Asset Sale. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares in connection with the Asset Sale.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION AND THIS CONSENT

SOLICITATION STATEMENT

Q.	What am I being asked to approve?

A.	You are being asked by our Board of Directors to approve the sale (the “Asset Sale”) of all or substantially all of the assets of Telemanagement Services, Inc. d/b/a TMS Professional Markets Group, a division and wholly owned subsidiary of the Company to TMS Professional Markets Group, LLC, a Delaware Limited Liability Company (“TMS”), pursuant to that certain Asset Purchase Agreement, dated as of June 22, 2006 (the “Asset Purchase Agreement”). A copy of the Asset Purchase Agreement is included as Appendix A to this Consent Solicitation Statement.

Q.	What vote is required to approve the Asset Sale?

A.	Only holders of record on our outstanding common stock, par value $0.01 (the “Common Stock”) on June 22, 2006 (the “Record Date”), are entitled to vote on the Asset Sale.

Approval of the Asset Sale requires the affirmative vote of holders of a majority in voting power of shares of our common stock, par value $0.01 (the “Common Stock”) entitled to vote. Under our Amended and Restated Certificate of Incorporation, each share of our Common Stock is entitled to one vote per share.

Q.	How many votes do I have?

A.	Each of our stockholders will have one vote for each share of Common Stock held by the stockholder on the Record Date.

Q.	What constitutes a majority in voting power of the shares?

A.	On June 22, 2006, there were 17,340,065 shares of Common Stock outstanding, and 40,000 shares of Preferred Stock that has no voting rights. 8,670,033 shares of Common Stock constitute a majority of the voting power of the shares of our Common Stock.

Q.	Why isn’t the Company holding a stockholders’ meeting to vote on the proposed Asset Sale?

A.	Section 228 of the General Corporation Law of the State of Delaware and the bylaws of Access state that, unless otherwise provided in the Certificate of Incorporation, any action that may be taken at any annual meeting or any special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. We feel that approving the transaction by the written consent of stockholders without a meeting is less time consuming and more cost efficient than distributing a notice of meeting and Proxy Statement, and conducting a stockholders meeting. In light of the fact that we and TMS want to expedite the closing of the proposed Asset Sale, we decided not to conduct a meeting of stockholders and pursue the action by written consent.

Q.	What are the terms of the Asset Purchase Agreement?

A.	On June 22, 2006, our Board, acting at a meeting duly called and held, approved the Asset Purchase Agreement, a copy of which is included as Appendix A to this Consent Solicitation Statement, pursuant to which we intend to sell, and TMS intends to purchase, substantially all of the assets of Telemanagement Services (including our intellectual property rights and all relevant company records and equipment to sustain the business, along with the existing customer contracts, and certain assets and liabilities as mutually agreed). As consideration for these assets, TMS has agreed to pay us $10.5 million in cash at the closing less approximately $352,000 plus accrued and unpaid interest, which shall be paid by TMS to Lee H. Edelstein in satisfaction of Access’ liability to him in the same amount. The cash purchase price may be adjusted as necessary to reflect prorations for items that are customarily proratable. That adjustment amount, if any, will be determined subsequent to the closing date. Please read the Asset Purchase Agreement in its entirety for complete details.

Q.	What are the conditions of the Asset Sale?

A.	The following list includes what our Board and management believe are the material conditions to the Asset Sale, all of which must be satisfied at or prior to the time of the closing. In view of the fact that interpretations of “materiality” can be subjective, the list is qualified by reference to the Asset Purchase Agreement which is attached as Appendix A to this Consent Solicitation Statement. You are urged to read this entire document including the Asset Purchase Agreement.

•	There are no legal restraints rendering the Asset Purchase Agreement unlawful or preventing the consummation of the transactions contemplated thereunder and no pending litigation that seeks to prohibit, alter, prevent or materially delay those transactions;

•	Certain consent and waivers to the consummation of the Asset Sale shall have been obtained; and

•	The respective representations and warranties made in the Asset Purchase Agreement by each of the parties to the Asset Purchase Agreement shall be true and correct.

Q.	Why is Access selling the assets?

A.	The Board has approved the sale of all or substantially all of the assets of Telemanagement Services in order to (i) reduce our outstanding debt, (ii) raise working capital and (iii) to focus Access’ resources on expanding its offshore capability.

Q.	What will happen to Access after the Asset Sale?

A.	After completion of the Asset Sale we will continue to operate without the assets of the Telemanagement Services division and will continue to operate as a public company. Our stock will continue to be traded on the OTCBB under the symbol AWWC.OB. After the Asset Sale, our primary focus will be the expansion of our offshore capability.

Q.	What factors were considered by management and our Board in deciding to sell all or substantially all the assets of Telemanagement Services?

A.	Management and our Board considered a number of factors before deciding to execute the Asset Purchase Agreement, including but not limited to the following:

•	Selling the assets of Telemanagement Services will allow us to pay down our outstanding debt;

•	It will allow us to singularly focus on the expansion of our offshore capability, which we believe to be the area that provides the most potential growth;

•	The terms and conditions of the proposed Asset Sale; and

•	The belief that the offered purchase price by TMS is a fair price for the assets of Telemanagement Services.

Q.	Will our stockholders receive any proceeds from the Asset Sale?

A.	No. TMS is paying cash to us for the assets of Telemanagement Services. The proceeds we receive from the Asset Sale will be retained by the Company and are expected to be used primarily to pay down the debt from our Senior Lender, working capital needs, and the expansion of our offshore capabilities.

Q.	Are there any risks I should consider in deciding whether to consent or approve the Asset Sale?

A.	Yes. For a discussion of the risk factors you should carefully read the section of this Consent Solicitation Statement titled, “Risk Factors.”

Q.	Do the members of the Board or our Management have any special interests in the outcome of the vote?

A.	The members of the Board and our officers do not have any interests in the transaction that are different from, or in addition to your interests.

Q.	What should I do now?

A.	We ask that you read this Consent Solicitation Statement carefully, including the Asset Purchase Agreement, and then do one of the following: (i) mail your completed written consent form, attached hereto, in the enclosed postage-paid envelope, (ii) fax the completed written consent form to 800-569-1587, or (iii) scan your completed written consent form, and email it to mwright@accessww.com.

Access will not be holding a stockholders meeting to request approval of the Asset Sale. In order to vote on the proposed Asset Sale, you must sign and then submit the written consent form. If a written consent form is executed but no indication is made as to what action is to be taken, the written consent form will be deemed to constitute a consent to adoption of the Asset Sale.

Q.	My I revoke my written consent?

A.	A written consent form executed by a stockholder may be revoked by executing and delivering to Access, at the address set forth above, a written, dated revocation prior to the time that we have received approval from the holders of the requisite number of our shares of Common Stock to approve the Asset Sale. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective.

Q.	What will happen if I abstain from voting or fail to send in my written consent form?

A.	An abstention or failure to send in your written consent form will have the same effect as a vote against the proposed Asset Sale.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against approval of the Asset Sale.

Q.	What rights do stockholders have to dissent from the Asset Sale?

A.	Our stockholders do not have the right to seek the appraisal of their shares under Delaware law. Furthermore, no provision has been made to grant any public stockholder access to the corporate files of the Company or to the files of any stockholder or to obtain counsel for or appraisal services for any public stockholder at the expense of the Company or any stockholder.

Q.	What are the costs of soliciting these written consents?

A.	We will pay all of the costs of soliciting these written consents. Our Board of Directors, employees or agents may solicit written consents in person or by telephone, facsimile or email. Access will bear all costs associated with those solicitations.

Q.	When will the Asset Sale become effective?

A.	One of the conditions of closing on the Asset Sale is the approval from our stockholders. On the Record Date there were 17,340,065 shares of Common Stock outstanding. 8,670,033 shares of Common Stock constitute a majority of the voting power of the shares of our Common Stock. When the Company receives consents representing a majority of the shares eligible to vote at a meeting which all the stockholders have a right to vote thereon were present and voted, it will satisfy that requirement. Ten (10) days from the mailing date, Access will close the window to vote. Other requirements for completing the Asset Sale are described more thoroughly in this Consent Solicitation Statement and the Asset Purchase Agreement.

RISK FACTORS

You should carefully consider the following risk factors relating to the transaction before you decide whether to consent or approve the Asset Sale and the Asset Purchase Agreement. You should also consider the other information in the Consent Solicitation Statement and the additional risk factors and information in other reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

After the Asset Sale, we will face additional risks

After the sale of the assets of Telemangement Services, our business will be more narrowly focused than it is now, creating greater risks to us if a portion of our business fails to perform satisfactorily. Such failure to perform could adversely affect our financial condition and results of operations.

There is no plan to distribute any of the proceeds of the Asset Sale to our stockholders

We do not intend to distribute any portion of the proceeds from the Asset Sale to our stockholders. Currently, we intend to use all of our net proceeds of the sale, after payment of any expenses, to reduce outstanding amounts of indebtedness from our Senior Lender, and to focus on our offshore capabilities.

The Asset Purchase Agreement will expose us to contingent liabilities

Under the Asset Purchase Agreement, we have agreed to indemnify TMS and individuals and entities related to TMS for any breach of our representations and warranties in that agreement and for certain other matters. This means that, if statements we made in the Asset Purchase Agreement are untrue, or if we fail to fulfill our obligations in the Asset Purchase Agreement, TMS can require us to pay amounts to compensate them for any such misstatements. A copy of the Asset Purchase Agreement is attached hereto as Appendix A, and that agreement is further described in this Consent Solicitation Statement under “Terms of the Asset Purchase Agreement.”

The Asset Sale may not be consummated

The consummation of the Asset Sale is subject to numerous conditions. Even if our stockholders approve the proposed Asset Sale, we cannot assure you that the other conditions to closing will be met and that the Asset Sale will be consummated. These conditions include the required approval of our senior lender, CapitalSource Finance, LLC. If the Asset Sale is not consummated, the Company will have devoted a substantial amount of time and financial resources to the transaction without realizing any gain there from. Also, if the Asset Sale is not consummated, there could be several negative implications including, but not limited to: (i) the relationship we have with our present client base could be permanently damaged; (ii) the morale of the Company’s employees could be negatively impacted, and (iii) we may not be able to sell Telemanagement Services on terms as favorable as those provided in the Asset Purchase Agreement, if at all, in the future.

Our stock price has declined substantially at times in the previous year and may become more volatile as a result of the Asset Sale.

The market price of Access Worldwide’s common stock has fluctuated in the past and is likely to fluctuate in the future as well. During the past 52 weeks, our stock’s closing price fluctuated from a low of $0.32 to a high of $0.95. The average trading volume for the past 3 months was 2,552 shares per day, so the volatility of the price can often be driven by trading volumes that can total less than 3,000 shares of common stock per day. With this level of volume, small trades can have a significant impact on the price. Additional factors that may have a significant impact on the market price of the stock include:

•	The potentially negative perception by investors of the Asset Sale;

•	Future announcements concerning Access Worldwide or our competitors;

•	Results of technological innovations or service extensions;

•	Government regulations; and

•	Changes in general market conditions, particularly in the market for micro-cap stocks.

Shortfalls in Access Worldwide’s revenues or earnings in any given period relative to any expectations in the securities markets could immediately, significantly and adversely affect the trading price of the common stock. We have experienced and may experience future quarter to quarter fluctuations in our results of operations. Quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, the size and timing of client orders, changes in client budgets, material variations in the cost of telephone services, the demand for our services, the timing of the introduction of new services and service enhancements by the Company, the market acceptance of new services, competitive conditions in the industries we serve, our ability to effectuate any strategic transactions and general economic conditions. These factors, either individually or in the aggregate, could result in decreasing revenues and earnings, which could, in turn, materially and adversely affect the price of the Company’s common stock.

We may not successfully operate the Company after we consummate the Asset Sale.

Even if we consummate the Asset Sale, there is still a risk the Company may not be successful. One of the Company’s primary objectives is to expand its off shore capabilities. Successful expansion off shore will require capital investment, the continued performance of our management team, and securing contracts to perform work. The inability to successfully execute one or all of the above items would have a materially adverse effect on the Company.

ACCESS WORLDWIDE COMMUNICATIONS, INC.

4950 Communication Avenue

Suite 300

Boca Raton, FL 33431

THE CONSENT SOLICITATION

The following is a summary description of the material aspects of the Asset Sale. This description does not purport to be complete and is qualified in its entirety by reference to the appendices attached to this Consent Solicitation Statement, including the Asset Purchase Agreement, which is attached as Appendix A. While we believe that the description covers the material terms of the Asset Sale, the summary provided in this Consent Solicitation Statement may not contain all of the information that is important to you. Therefore, we urge you to read the appendices to the Consent Solicitation Statement in their entireties.

Capitalized terms contained within this Consent Solicitation Statement that are not defined herein, are defined in the Asset Purchase Agreement.

General

Our Board of Directors (the “Board”) is soliciting your written consent to approve the sale (the “Asset Sale”) of all or substantially all of the assets of Telemanagement Services, Inc. d/b/a TMS Professional Markets Group, a division and wholly owned subsidiary of the Company to TMS Professional Markets Group, LLC, a Delaware limited liability company (“TMS”), pursuant to that certain Asset Purchase Agreement, dated as of June 22, 2006 (the “Asset Purchase Agreement”). A copy of the Asset Purchase Agreement is included as Appendix A to this Consent Solicitation Statement.

Record Date; Outstanding Shares

Our Board has fixed June 22, 2006 as the record date (the “Record Date”) for determining the holders of common stock, par value $0.01 (the “Common Stock”) entitled to give written consents on the Asset Sale. At the close of business on the Record Date, there were 17,340,065 shares of Common Stock outstanding.

Voting Rights; Votes Required to Approve the Asset Sale

Section 228 of the General Corporation Law of the State of Delaware and the bylaws of Access state that, unless otherwise provided in the Certificate of Incorporation, any action that may be taken at any annual meeting or any special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting, and those consents are delivered to the corporation by delivery to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Under Delaware law, the Asset Sale requires written, unrevoked consents from the holders of a majority of the outstanding shares of Common Stock as of the Record Date.

Each stockholder will have one vote for each share of Common Stock held on the Record Date.

The total number of votes that may be cast on the proposed Asset Sale is 17,340,065 votes by the holders of Common Stock.

The Board of Directors has unanimously approved the Asset Sale pursuant to the Asset Purchase Agreement and recommends that our stockholders consent and approve the proposed Asset Sale, pursuant to the Asset Purchase Agreement. Directors and Executive Officers of Access, who own in the aggregate 28.2% of the Common Stock, have indicated their intention to provide written consents approving the Asset Sale. Although these stockholders have expressed their intent to vote a significant number of shares in favor of the Asset Sale, their affirmative votes alone are not sufficient to approve the Asset Sale.

Delivery of Written Consent; Effectiveness

This is a request for stockholder approval by written consent. We ask that you read this Consent Solicitation Statement carefully, including the Asset Purchase Agreement, and then do one of the following: (i) sign and mail your completed written consent form in the enclosed postage-paid envelope, (ii) sign and fax the completed written consent form to 800-569-1587, or (iii) sign and scan your completed written consent form, and email it to mwright@accessww.com.

We will not be holding a stockholders meeting to request approval of the proposed amendments. In order to vote on the proposed amendments, you must sign and submit the written consent form.

There is a ten (10) day deadline for the delivery of the written consent to Access, as of the mailing date of the Consent Solicitation Statement. Any written consent received after that date will not be effective and the Asset Sale will not be approved. As required by Delaware law, we will promptly notify the stockholders who have not consented to the corporate actions pursuant to the approved proposals.

If a written consent form is executed but no indication is made as to what action is to be taken, the written consent form will be deemed to constitute consent to the Asset Sale.

Revocation of Written Consents

Any stockholder giving a written consent in response to this solicitation may revoke it at any time before the date on which we have received approval from the holders of the minimum number of our shares of Common Stock to approve the Asset Sale. A stockholder may revoke a written consent by filing with our corporate secretary a written notice of revocation bearing a later date than the date of the written consent. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent previously given is no longer effective.

Any written notice revoking a written consent should be sent to Access Worldwide Communications, Inc., 4950 Communication Avenue, Suite 300, Boca Raton, FL 33431 Attn: Mark Wright, General Counsel, Corporate Secretary.

Note to Beneficial Owners of Voting Shares

Brokers may not return a written consent form for shares held in street name in favor of the proposed Asset Sale absent instructions from the beneficial owner of such shares. If your shares are held in the name of the brokerage firm, bank, nominee or other institution, you should contact the person responsible for your account and give instructions for the written consent form representing your shares to be marked, dated, signed, and returned. Only that institution can execute the written consent form with respect to your shares held in the name of that institution and only upon receipt of specific instructions from you. Our Board urges you to confirm in writing your instructions to the person responsible for your account.

Abstentions and Failures to Return Written Consent

As the Asset Sale requires affirmative consent from the holders of a majority of the outstanding shares of Common Stock, any abstention or failure to send in your written consent form will have the same effect as a vote against the proposed Asset Sale.

Costs of Solicitation

We will bear the entire cost of preparing, assembling, printing, and mailing consent materials furnished by our Board to stockholders, which may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. In addition to the solicitation of consents by use of the mail, some of the officers, directors, significant stockholders, employees, and agents of Access may, without additional compensation, solicit written consents in person or by telephone, facsimile or email, the cost of which we will bear.

Appraisal Rights

Under Delaware law and our certificate of incorporation, holders of our capital stock will not be entitled to appraisal rights with respect to the Asset Sale.

The Sale of Assets to TMS

The terms and conditions of the Asset Sale, which is the sale of all or substantially all the assets of Telemanagement Services, Inc. d/b/a TMS Professional Markets Group, a division and wholly owned subsidiary of the Company, are set forth in the Asset Purchase Agreement, dated as of June 20, 2006. A copy of the Asset Purchase Agreement, excluding the exhibits or schedules thereto, is included as Appendix A to this Consent Solicitation Statement. The description in this Consent Solicitation Statement of the terms and conditions of the Asset Sale and of the Asset Purchase Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read, in its entirety, the copy of the Asset Purchase Agreement included as Appendix A.

Parties to the Asset Sale; Relationship of the Company to TMS

Information about the Company

Established in 1983, Access is a publicly owned Delaware corporation and outsourced marketing services company that provides a variety of sales, education and communication programs to clients in the medical, pharmaceutical, telecommunications, financial services, insurance and consumer products industries. We provide services through the following two business segments:

•	Pharmaceutical Services Segment, which consists of our medical education business, AM Medica Group, and our pharmaceutical communication business, Telemanagement Services, provides medical education, medical publishing, product detailing, physician and pharmacist profiling, patient education, disease management, pharmacy stocking, and clinical trial recruitment to the pharmaceutical and medical industries.

•	Business Services Segment, which consists of our multilingual communication business, TelAc Teleservices Group and our offshore communication business Access Worldwide (AWWC) Philippines, Inc. provides telemarketing services including inbound and outbound programs to clients in the telecommunications, financial and, legal services, insurance and consumer products industries.

Information About TMS

TMS Professional Markets Group, LLC is a newly formed Delaware limited liability company owned and controlled by Palm Beach Capital Fund II, L.P. (“Palm Beach Capital”). Palm Beach Capital has enlisted the experience and expertise of Lee H. Edelstein, the founder and former President and Chief Executive Officer of Telemangement Services, Inc. to provide leadership and strategic direction for TMS. Palm Beach Capital is a private equity investment firm which specializes in making investments in and helping to build small- and middle-market private companies with operations primarily in Florida.

Background Of And Reasons For The Asset Sale

On April 6, 2006, Shawkat Raslan, the Chairman and Chief Executive Officer of the Company, received an unsolicited offer from Lee Edelstein and Palm Beach Capital of $10 million, for all or substantially all the assets of Telemanagement Services, Inc. d/b/a TMS Professional Markets Group. Mr. Raslan presented the offer to our Board on April 12, 2006. After deliberating over the offer from TMS, our Board decided initially to reject the offer, but gave management permission to continue its discussions with TMS, and to seek alternative sources of financing that could be used for among other things, reducing the Company’s debt, working capital, and focusing on the offshore capabilities of the Company. Other sources of financing included, among other things, outside investment in the Company and/or other potential buyers.

Management continued its discussions with TMS while simultaneously investigating other potential strategic financial alternatives. Strategic financial alternatives considered included (i) the issuance and sale of convertible promissory notes by means of a private offering to accredited investors under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, as promulgated under the Securities Act; (ii) equity investment in the Company by institutional investors; and (iii) a potential merger with a company operating within the same marketplace or sale of all or substantially all the assets. Mr. Raslan pursued several avenues to initiate this process. Through his offshore contacts he contacted a brokerage house in India to pursue offshore investment and potential buyers. He also had discussions with a U.S. based private equity group concerning a sale of all or substantially all of the assets, and a U.S. based investment bank for possible equity investment. After initial discussions with each group, company financials were provided and preliminary due diligence took place. There were no positive responses or offers that resulted from these sources. The issuance of convertible debt was dropped as a financial alternative when inquiries from sources with whom the Company had previously acquired financing produced no positive results.

On April 19, 2006, Access and TMS entered into a Letter of Intent whereby the two parties would begin the due diligence process. During the following weeks, negotiations and diligence progressed and the parties agreed to terms in principal and presented the proposed Asset Purchase Agreement to the Board for their approval. The acceptance and eventual approval by the Board of the proposed Asset Purchase Agreement and Asset Sale resulted, to a significant extent, from the following:

•	The fact that the $10.5 million cash purchase price would extinguish a significant percentage of Access’ outstanding debt and reduce risks we face in connection with the Credit Facility;

•	The absence of any other offers for Telemanagement Services;

•	Our goal to expand our offshore capabilities in Manila, Philippines, where we presently have a 350 seat communication center; and

•	The fact that the Asset Purchase Agreement requires that the Asset Sale be approved by a majority of Access’ stockholders, which ensures that the Board will not be taking action of which the majority of our stockholders disapprove;

Our Board believes that the sale of Telemanagement Services will benefit us and enhance stockholder value by providing the funds needed to reduce our indebtedness to our Senior Lender. Additionally, we will have funds to invest in our offshore presence in Manila, Philippines, which management believes is an area that will provide a high level of growth for the Company.

The Board believes that the terms of the Asset Purchase Agreement, which are the product of arm’s length negotiations between us and representatives of TMS, are fair and in our best interests and those of our stockholders. In reaching its decision to recommend and approve the Asset Sale, our Board considered a number of factors. The Board reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by TMS if Telemanagement Services were not sold. The Board determined that the ability to obtain such value would depend on numerous factors, many of which were speculative, uncertain and/or out of our control.

The factors considered by the Board are not intended to be exhaustive. In determining whether to approve and recommend the Asset Purchase Agreement, the Board did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Asset Purchase Agreement and considering, among other factors, the reasons discussed above, our Board unanimously approved the sale as being in our best interests and the best interests of our stockholders.

The Assets Subject To Sale

The assets to be sold by us to TMS consist of all or substantially all the assets of Telemanagement Services, and include the following:

a)	All intellectual property rights and all relevant company records and equipment to sustain the business;

b)	All existing customer contracts of Telemanagement Services; and

c)	Certain other assets and liabilities as provided in the Asset Purchase Agreement.

Consideration; Use of the Proceeds; Structure of the Company after the Asset Sale

As consideration for the Asset Sale, TMS has agreed to pay to us at closing, pursuant to the Asset Purchase Agreement, $10.5 million in cash minus approximately $352,000 plus any accrued and unpaid interest, which shall be paid by TMS to Lee H. Edelstein in satisfaction of Access’ liability to him in the same amount. $750,000 shall be retained by TMS as a hold back (the “Balance Sheet Holdback”) until a final closing date balance sheet can be determined. The period to determine the final closing date balance sheet is not to exceed 90 days post closing. The Purchase Price Adjustment shall be determined as follows: (a) If the Closing Net Working Capital finally determined in the closing date balance sheet is greater than $1.4 million, then, within five business days of the final determination of the Closing Net Working Capital, TMS shall pay Access an amount that is equal to: (i) the amount by which the Closing Net Working Capital exceeds $1.4 million; plus (ii) the amount of the Balance Sheet Holdback; (b) if the Closing Net Working Capital finally determined is less than $1.4 million, but greater than $650,000, then, within five business days of the final determination of the Closing Net Working Capital, the TMS shall pay to the Access from the Balance Sheet Holdback an amount that is equal to the amount by which the Closing Net Working Capital exceeds $650,000 and TMS shall be entitled to the remainder of the Balance Sheet Holdback; (c) if the Closing Net Working Capital finally determined is less than $650,000, then, within five business days of the final determination of the Closing Net Working Capital, Access shall pay to TMS an amount that is equal to the amount by which the Closing Net Working Capital is less than $650,000 and TMS shall be entitled to the entire Balance Sheet Holdback.

We, and not our stockholders, will receive all of the net proceeds from the Asset Sale. We currently intend to use the net proceeds from the Asset Sale in one or more of the following ways:

•	For working capital purposes;

•	Expansion of our off shore capabilities in Manila, Philippines; and

•	Reduce outstanding indebtedness;

After completion of the Asset Sale we will continue to operate without the assets of Telemanagement Services and will continue to operate as a public company. Our common stock will continue to be traded on the OTCBB under the symbol AWWC.OB. After the Asset Sale our primary business will be our Business Services Segment, which consists of our multilingual communication business, TelAc Teleservices Group (“TelAc”) and our offshore communication business Access Worldwide (AWWC) Philippines, Inc. (the “Access Philippines”), which provides telemarketing services including inbound and outbound programs to clients in the telecommunications, financial and, legal services, insurance and consumer products industries. Our primary focus will be on the expansion of our Access Philippines division as that is where management sees the most potential for growth.

Terms of the Asset Purchase Agreement

The following is a summary of the significant provisions of the Asset Purchase Agreement. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement that is included as Appendix A to this Consent Solicitation Statement and is incorporated herein by reference.

Purchase Price

As consideration for the Asset Sale, TMS has agreed to pay to us at closing, pursuant to the Asset Purchase Agreement, $10.5 million in cash minus approximately $352,000 plus any accrued and unpaid interest, which shall be paid by TMS to Lee H. Edelstein in satisfaction of Access’ liability to him in the same amount. $750,000 shall be retained by TMS as the Balance Sheet Holdback until a final closing date balance sheet can be determined. The period to determine the final closing date balance sheet is not to exceed 90 days post closing.

The Purchase Price Adjustment

There is an adjustment to the purchase price (the “Purchase Price Adjustment”) based on the Closing Net Working Capital (as defined) finally determined as of the closing date of the transaction. The Purchase Price Adjustment shall be determined as follows: (a) If the Closing Net Working Capital finally determined in the closing date balance sheet is greater than $1.4 million, then, within five business days of the final determination of the Closing Net Working Capital, TMS shall pay Access an amount that is equal to: (i) the amount by which the Closing Net Working Capital exceeds $1.4 million; plus (ii) the amount of the Balance Sheet Holdback; (b) if the Closing Net Working Capital finally determined is less than $1.4 million, but greater than $650,000, then, within five business days of the final determination of the Closing Net Working Capital, the TMS shall pay to the Access from the Balance Sheet Holdback an amount that is equal to the amount by which the Closing Net Working Capital exceeds $650,000 and TMS shall be entitled to the remainder of the Balance Sheet Holdback; and (c) if the Closing Net Working Capital finally determined is less than $650,000, then, within five business days of the final determination of the Closing Net Working Capital, Access shall pay to TMS an amount that is equal to the amount by which the Closing Net Working Capital is less than $650,000 and TMS shall be entitled to the entire Balance Sheet Holdback.

Representations and Warranties

The Asset Purchase Agreement contains various customary representations and warranties made by us for the benefit of TMS and by TMS for our benefit.

Covenants and Agreements of Access and TMS

Access and TMS have set forth various covenants and agreements in the Asset Purchase Agreement, including among others, the following:

Regular Conduct of the Business and Operations. Until the Closing Date, as defined in the Asset Purchase Agreement, Access shall operate Telemanagement Services only in the usual and Ordinary Course of business and use its best efforts to preserve the goodwill and organization of Telemanagement Services and the relationships with Telemanagement Services’ customers, suppliers, employees and other Persons having business relations with Telemanagement Services.

No Shop. From the date of the Asset Purchase Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Asset Purchase Agreement, Telemanagement Services shall not, and Access shall not and each of Telemanagement Services and Access shall cause its shareholders, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in Telemanagement Services, or any portion of the Acquired Assets, other than in connection with the transactions contemplated by the Asset Purchase Agreement. Telemanagement Services shall immediately advise TMS of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

Name Change. Access, at or prior to Closing, shall file an amendment to Telemanagement Services Articles or Certificate of Incorporation changing its name to a name which is in no way similar to its present name, including the d/b/a and shall furnish such written consents and assignments as TMS reasonably request in connection with such name change.

Shareholder Approval. Prior to the execution and delivery of the Asset Purchase Agreement, both Telemanagement Services and Access shall have received the affirmative approval of more than fifty percent of the shareholders (or such higher number as is required under applicable law or the governing documents of the Company or the Shareholder) of Telemanagement Services and the Access approving the execution of the Asset Purchase Agreement and the Asset Sale.

Non-Compete. Telemanagement Services and Access agree that from the date of Closing and for a period of three (3) years thereafter (the “Non-Compete Period”), neither they nor any Affiliate (collectively, the “Restricted Parties”) will, directly or indirectly, as partner, shareholder, member, officer, director, employee, consultant, independent contractor, joint venturer, investor, lender or otherwise, participate in any business or enterprise engaged anywhere in the United States (the “Restricted Area”) in the provision of any services which are the same as, substantially similar to or competitive with the Business and the services which Telemanagement Services was designing, developing, selling or providing, at any time prior to the Closing Date. Competitive activities within the Restricted Area shall include, without limitation, any call or communication that either originates from or is directed to a Person in the United States, without regard for where any other Person participating in such communication may reside.

Confidentiality. Access, Telemanagement Services and TMS are each subject to the duties and confidentiality typical in a transaction of this nature.

Conditions To Closing; Closing Date

TMS’ obligations to complete the Asset Sale are subject to the satisfaction or waiver of, among others, the following conditions:

a)	Access and Telemanagement Services shall have obtained any and all consents, permits and waivers as are necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents, including without limitation any consents required for the assignment of the Contracts, unless waived in writing by TMS;

b)	TMS shall have received from the secretary (or person performing similar duties) of Access and Telemanagement Services a certificate having attached thereto: (i) the entity’s charter, bylaws or other organizational documents as in effect at the time of the Closing with a certification that such documents have not been superseded or amended as of the Closing; (ii) resolutions approved by the appropriate Persons authorizing the transactions contemplated hereby; and (iii) a good standing certificate (or similar certificates or documents) issued by the Secretary of State of the State of its jurisdiction of incorporation and any other jurisdiction in which such entity is qualified to do business, dated a recent date before the Closing;

d)	TMS shall have received from legal counsel to Access an opinion addressed to TMS, dated as of the Closing, in a form reasonably acceptable to TMS and its counsel;

e)	There shall be no unpaid obligations of the Telemanagement Services other than those included within the Assumed Liabilities;

f)	All proceedings in connection with the transactions contemplated at the Closing and all Conveyance Documents and other documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to TMS and its counsel, and TMS and its counsel shall have received all such counterpart originals or certified or other copies of the Conveyance Documents and such other documents as they may reasonably request;

g)	The following financial performance condition shall have been satisfied by, on an accrual basis: (i) the Net Working Capital of Telemanagement Services as of the Closing shall be not less than $650,000; and (ii) the revenues of Telemanagement Services for the five (5) month period ending May 31, 2006, shall have been not less than $6.5 million;

h)	The shareholders of Telemanagement Services and of Access shall have approved the Transaction Documents and such approval shall be effective;

i)	TMS shall have received evidence satisfactory to it that any and all Liens that encumber the Acquired Assets have been released prior to Closing;

j)	TMS shall have completed its due diligence investigation, and the results thereof shall be acceptable to TMS in its sole and absolute discretion, including without limitation, TMS’ approval in its sole and absolute discretion of all Post-Execution Schedules.

Our obligations to complete the Asset Sale are subject to the satisfaction or waiver of, among others, the following conditions:

a)	TMS shall have performed and complied with all agreements and conditions herein required to be performed or complied with by TMS on or before the Closing;

b)	All of the Transaction Documents shall have been executed and delivered by the parties thereto.

Indemnification

Indemnification of TMS by Access: Access and Telemanagement Services, jointly and severally, shall indemnify and hold TMS harmless from and against any and all loss, liability, claim, damage, cost or expense (including without limitation diminution in value and reasonable attorneys’ fees and expenses), whether or not involving a third party claim, which it may incur, directly or indirectly, as a result of or arising from, (i) any inaccuracy in any representation or warranty under the Asset Purchase Agreement, (ii) any breach of any covenant or other agreement in the Transaction Documents, (iii) any liabilities of Telemanagement Services other than the Assumed Liabilities and (iv) any liabilities relating to the Business occurring on or before the Closing Date other than the Assumed Liabilities.

No claim for indemnification shall be made unless the claims for Losses exceed $50,000 in the aggregate provided, that if the total amount of all such Losses exceeds such amount, then Telemanagement Services and Access will be obligated to indemnify the TMS for all Losses, including the initial $50,000 and the maximum aggregate Losses for which the Company Indemnifying Parties shall be liable to TMS shall not exceed $7,500,000, plus the actual amount of TMS’s costs of enforcement of these indemnification obligations

Indemnification of Access by TMS: TMS shall indemnify and hold Telemanagement Services and Access, harmless from and against any and all Losses, whether or not involving a third party claim, which it may incur, directly or indirectly, as a result of or arising from, (i) any inaccuracy in any representation or warranty of TMS under the Transaction Documents and (ii) any breach of any covenant or other agreement in the Transaction Documents by the TMS. No claim for indemnification shall be made unless the claims for Losses by Telemanagement Services and/or Access exceed $50,000 in the aggregate provided, that if the total amount of all such Losses exceeds such amount, then TMS will be obligated to indemnify the Telemanagement Services and/or Access for all Losses, including the initial $50,000 and the maximum aggregate Losses for which TMS shall be liable to Telemanagement Services and/or Access shall not exceed $750,000, plus the actual amount of the Telemanagement Services and/or Access’ costs of enforcement of these indemnification obligations

Termination

The Asset Purchase Agreement and the Asset Sale contemplated thereby may be terminated at any time prior to the closing of the Asset Sale:

a)	By the mutual written consent of TMS, Access and/or Telemanagement Services;

b)	By TMS in the event of any breach in any material respect by Telemanagement Services or Access of any of its representations, warranties, covenants or agreements contained herein that are not cured within 10 days after notification;

c)	By the Telemanagement Services in the event of any breach in any material respect by TMS of any of TMS’ representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder if not cured within 10 days after notification;

d)	By TMS or Telemanagement Services if any court of competent jurisdiction in the United States or other Governmental Authority will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the consummation of any material transaction contemplated herein;

e)	By TMS if any event or condition has occurred or is reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has or is reasonably likely to have a Material Adverse Effect on the business or operation of the Telemanagement Services; or

f)	By TMS, without any action by any party, at any time on or after 5:00 p.m. (Eastern Time) on August 1, 2006, and by the Access, without any action by any party, at any time on or after 5:00 p.m. (Eastern Time) on October 1, 2006, unless such dates are extended by the written agreement of Access and TMS.

Interests of Certain Person in the Transaction

The members of our Board and our officers do not have any interests in the transaction that are different from or in addition to your interests.

Dissenter’s Rights

In accordance with the Delaware General Corporation Law, our stockholders do not have dissenters’ or appraisal rights in connection with the Asset Sale.

Certain Federal Income Tax Consequences

The Asset Sale will be treated as a taxable transaction for federal and state tax purposes. It is anticipated that any gain from the proposed Asset Sale will be substantially offset against our net operating loss carryforwards. The transaction may also subject us to state or local income, franchise, sales, use or other tax liabilities in state or local tax jurisdictions in which we file returns or have certain assets.

Accounting Treatment

Upon the completion of the Asset Sale, the assets and liabilities of Telemanagement Services will be removed from our consolidated balance sheet. The transaction will be accounted as a sale of a business under accounting principles generally accepted in the United States of America as a discontinued operation. The sale of the business of Telemanagement Services will be evaluated by the Company pursuant to the requirements of FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

Regulatory Approvals

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Consent Solicitation Statement and the Delaware General Corporation Law in connection with the Asset Sale, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with the Asset Sale.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of June 22, 2006, by: (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (based on review of filings by the Securities and Exchange Commission); (2) the current directors and executive officers of the Company, and (3) all of the Company’s current directors and executive officers as a group. As of June 22, 2006, the record date, there were 17,340,065 shares of Common Stock outstanding.

Name (Address and/or Principal Position where applicable)	Aggregate Number of Shares Beneficially Owned(1)	Right to Acquire within 60 days (Number of Shares)	Percent of Class
Shawkat Raslan, Chairman, President and Chief Executive Officer	2,366,570	665,888	13.14%
Michael Dornemann, Director	1,756,363	946,500	9.60%
Carl Tiedemann, Director	1,193,292	545,000	6.67%
Charles Henri Weil – Director	865,939	251,000	4.92%
Orhan Sadik-Khan, Director	715,683	291,000	4.06%
Frederick Thorne, Director	587,919	325,000	3.33%
Alfonso Yuchengco, III, Director	528,900	292,500	3.00%
Georges André, Senior Vice President, TelAc Teleservices	302,408	151,500	1.73%
Jared (Ted) Jordan, Senior Vice President, CIO	67,726	52,900	*
Richard Lyew, Executive Vice President, CFO	45,746	24,000	*
Mark Wright, General Counsel	1,000	1,000	*
All Directors and Officers as a Group (11 persons)	8,431,546	3,546,288	40.37%
Ridfell Investments SA, Canelones 1090 Montevideo, Uruguay(2)	4,500,000	2,000,000	23.27%
S.G. Private Bank (SUISSE)(3)	1,471,950	100,000	8.44%

*	Indicates less than 1%
(1)	The “Aggregate Number of Shares Beneficially Owned” includes all shares of Common Stock owned by the holder as well as column 2, which are shares that the individual/entity has the right to acquire within 60 days of the date hereof through the exercise of any stock option or other right.
(2)	This ownership is listed per the June 22, 2006 report from the Company’s transfer agent (2,500,000), and from Warrants that are presently exercisable (2,000,000). To the best of the Company’s knowledge, Ridfell has never filed any documents with the SEC.
(3)	S.G. Private Bank declared and voted 1,371,950 shares during the shareholder consent dated August 25, 2005. S.G. Private Bank also has 100,000 exercisable Warrants.

The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission (the “Commission”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has the sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the table.

Where You Can Find Additional Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can also obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-732-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the internet at http://www.sec.gov, or you can visit the Company’s web site at http://www.accessww.com and access all the Company’s SEC filings.

We “incorporate by reference” into this Consent Solicitation Statement the information in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Consent Solicitation Statement, and information that we file subsequently with the SEC will automatically update this Consent Solicitation Statement. We incorporate by reference the documents listed below and any filing we make with the SEC under Sections 13(a), 13(c), 14, 15(d) of the Securities Exchange Act of 1934 after the filing of this Consent Solicitation Statement.

•	Annual Report on Form 10-K for the year ended December 31, 2005 (filed April 17, 2006);

•	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (filed May 22, 2006); and

•	Current reports on Form 8-K filed March 20, 2006, April 18, 2006, May 22, 2006, June 16, 2006, June 20, 2006, and June 22, 2006.

You may request a copy of these filings, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into the filing, at no cost to you by contacting the following address and telephone number:

Access Worldwide Communications, Inc.

Mark Wright, General Counsel, Secretary

4950 Communication Avenue

Suite 300

Boca Raton, Fl 33431

Shareholder Proposals for 2007 Annual Meeting.

Shareholder proposals should be sent to the Company at 4950 Communication Avenue, Suite 300, Boca Raton, FL 33431. The deadline for submission of shareholder proposals, pursuant to Rule 14(a)-8 of the Securities Exchange Act of 1934, for inclusion in our proxy statement for the 2007 Annual Meeting of Shareholders is February 23, 2007. Additionally, Access must receive notice of any stockholder proposal to be submitted at the 2007 Annual meeting of Shareholders (but not required to be include in our proxy statement) by February 23, 2007, or such proposal will be considered untimely pursuant to Rule 14(a)-4 and 14(a)-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Householding of Consent Solicitation Statement

Some banks, brokers and other record holders may participate in the practice of “householding” Consent Solicitation Statements. This means that, unless stockholders give contrary instructions, only one copy of this Consent Solicitation Statement may be sent to multiple stockholders sharing an address. The Company will promptly deliver a separate copy of this document to any stockholder at a shared address upon written or oral request by such stockholder at the following address or telephone number: 4950 Communication Avenue, Suite 300, Boca Raton, FL 33431, Attn: General Counsel, Telephone (561) 226-5000. Any stockholder who wants to receive separate copy of this Consent Solicitation Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact such stockholder’s bank, broker or other record holder, or such stockholder may contact the Company at the above address or telephone number.

SELECTED FINANCIAL DATA

The following selected consolidated financial data set forth as of and for each of the five years ended December 31, 2001, 2002, 2003, 2004 and 2005 have been derived from the Company’s consolidated financial statements, which have been audited. The information as of and for the three month periods ended March 31, 2005 and 2006 has been derived from the Company’s unaudited interim consolidated financial statements for such periods which, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results of operations for the full year. The following information contained in this table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

	As of and for the Years Ended December 31,					(Unaudited) As of and for the Three Months Ended March 31,
	2005	2004	2003	2002	2001	2006	2005
	(In Thousands Except for Per Share Data)
Statements of Operations Data:
Revenues	$38,922	$47,467	$51,084	$48,434	$48,191	$9,989	$10,350
Cost of revenues	22,368	27,459	33,084	30,762	32,475	5,769	5,509

Gross profit	16,554	20,008	18,000	17,672	15,716	4,220	4,841
Selling, general and administrative expenses	19,476	20,105	20,071	17,257	14,488	4,923	5,022
Impairment of intangible assets(1)	—	—	8,952	—	31,955	—	—
Gain on debt extinguishment	—	—	(300)	—	—	—	—
Amortization expense	—	—	111	242	2,131	—	—

(Loss) income from operations	(2,922)	(97)	(10,834)	173	(32,858)	(703)	(181)
Interest income	40	16	14	37	49	19	7
Interest income – related parties	—	—	—	197	1,333	—	—
Interest expense – related parties	(92)	(87)	(112)	(284)	(460)	(23)	(24)
Interest expense	(1,707)	(1,243)	(1,255)	(532)	(4,519)	(464)	(372)
Other expense	—	—	—	—	(60)	—	—

Loss before income tax benefit	(4,681)	(1,411)	(12,187)	(409)	(36,515)	(1,171)	(570)
Income tax benefit	—	—	(546)	(139)	(757)	—	—
Loss from continuing operations	(4,681)	(1,411)	(11,641)	(270)	(35,758)	(1,171)	(570)
Discontinued operations(2):
Loss from discontinued operations, net of income tax(1)	—	—	—	(380)	(841)	—	—
Gain on disposal of segment, net of income tax expense of $1,506 for 2002	—	—	—	8,541	—	—	—

	—	—	—	8,161	(841)	—	—

Net (loss) income	(4,681)	(1,411)	(11,641)	7,891	(36,599)	(1,171)	(570)

Deemed dividend – warrants issued to certain stockholders	(740)	—	—	—	—	—	—

Net (loss) income applicable to common stockholders	$(5,421)	$(1,411)	$(11,641)	$7,891	$(36,599)	$(1,171)	$(570)

Basic (loss) earnings per share of common stock:
Continuing operations	$(0.41)	$(0.14)	$(1.20)	$(0.03)	$(3.67)	$(0.07)	$(0.05)
Discontinued operations	$—	$—	$—	$0.84	$(0.09)	$—	$—
Net (loss) income	$(0.41)	$(0.14)	$(1.20)	$0.81	$(3.76)	$(0.07)	$(0.05)
Weighted average common shares outstanding	13,084,761	10,008,271	9,740,418	9,740,001	9,740,001	16,889,039	11,177,052
Diluted (loss) earnings per share of common stock:
Continuing operations	$(0.41)	$(0.14)	$(1.20)	$(0.03)	$(3.67)	$(0.07)	$(0.05)
Discontinued operations	$—	$—	$—	$0.84	$(0.09)	$—	$—
Net (loss) income(3)	$(0.41)	$(0.14)	$(1.20)	$0.81	$(3.76)	$(0.07)	$(0.05)
Weighted average common shares outstanding	13,084,761	10,008,271	9,740,418	9,740,001	9,740,001	16,889,039	11,177,052

Balance Sheet Data:
Current assets	$10,381	$11,660	$14,451	$15,394	$24,815	$11,477	$13,181
Total assets	16,263	16,010	19,479 (1)	29,431	57,532 (1)	17,031	17,917
Current liabilities	14,477	13,526	17,368	18,462	48,793	14,814	14,740
Long-term debt, less current maturities	2,050	1,563	1,085	52	5,676	579	99
Mandatorily redeemable preferred stock	4,000	4,000	4,000	4,000	4,000	4,000	4,000
Common stockholders’ (deficit) equity	(5,060)	(3,865)	(3,750)	6,603	(1,288)	(6,106)	(3,399)

(1)	In the fourth quarter of 2001, Access recorded an impairment charge of $32.0 million in continuing operations and $0.8 million in discontinued operations in accordance with FASB 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. In 2003, Access recorded an impairment charge of approximately $9.0 million in accordance with FASB 142, “Goodwill and Other Intangible Assets” and FASB 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.
(2)	In accordance with FASB 144, Access has reclassified as discontinued operations, the operations of our Cultural Access Group and Phoenix divisions which were sold in the first quarter of 2002.
(3)	Since the effects of outstanding stock options, common stock equivalents, and warrants are anti-dilutive, these effects have not been included in the calculation of diluted EPS.

UNAUDITED PROFORMA SELECTED FINANCIAL DATA

The following unaudited proforma selected financial data for the years ended December 31, 2005, 2004 and 2003, and as of and for the three months ended March 31, 2006 have been derived from the unaudited proforma selected financial data for such periods included on pages 34 – 40 below, and reflect the estimated results of the proposed Asset Sale.

	For the Years Ended December 31,			For Three Months Ended March 31, 2006
	2005	2004	2003
	(in thousands)
Pro Forma Statements of Operations Data:
Revenues	$19,532	$28,898	$39,105	$5,615
Cost of revenues	13,101	19,038	26,624	3,294

Gross profit	6,431	9,860	12,481	2,321
Selling, general and administrative expenses	12,911	13,190	14,296	3,249
Impairment of intangible assets(1)	—	—	8,952	—
Gain on debt extinguishment	—	—	(300)	—
Amortization expense	—	—	111	—

Loss from operations	(6,480)	(3,330)	(10,578)	(928)
Interest income	32	10	7	16
Interest expense – related parties	(92)	(51)	(72)	(23)
Interest expense	(1,258)	(1,090)	(1,148)	(550)

Loss before income tax benefit	(7,798)	(4,460)	(11,791)	(1,485)
Income tax benefit	—	—	(546)	—

Deemed dividend – warrants issued to certain stockholders	(740)	—	—	(1,485)

Net loss	(7,798)	(4,460)	(11,245)	—

Net loss applicable to common stockholders	$(8,538)	$(4,460)	$(11,245)	$(1,485)

Loss per common share – basic and diluted	$(0.65)	$(0.45)	$(1.15)	$(0.09)

As of March 31, 2006
(in thousands)
Pro Forma Balance Sheet Data:
Current assets	$12,362
Total assets	16,646
Current liabilities	7,224
Long-term debt, less current maturities	579
Mandatorily redeemable preferred stock	4,000
Common stockholders’ (deficit) equity	1,300

UNAUDITED FINANCIAL STATEMENTS OF TELEMANAGEMENT SERVICES, INC. d/b/a TMS

PROFESSIONAL MARKETS GROUP

The following are unaudited financial statements of Telemanagement Services, Inc. d/b/a TMS Professional Markets Group (“Telemanagement Services”). These unaudited financial statements have been derived from historical financial data of Access (also referred to as “Parent” in these unaudited financial statements) and include balance sheets of Telemanagement Services as of December 31, 2005 and 2004, and March 31, 2006, and the related statements of operations and cash flows for each of the years in the three year period ending December 31, 2005, and for the three months ended March 31, 2006. These financial statements reflect the operations, assets and liabilities of Telemanagement Services. These financial statements do not include assets and liabilities of Access not specifically identifiable to Telemanagement Services. For financial reporting purposes, Telemanagement Services is consolidated into the financial statements of Access. The financial statements are not necessarily indicative of the financial position and results of operations or cash flows that would have occurred had Telemanagement Services been a stand-alone entity during the periods presented, nor is it indicative of future results of Telemanagement Services.

The unaudited financial statements of Telemanagement Services are qualified in their entireties by, and should be read in conjunction with, the historical consolidated financial statements of Access, including the notes thereto, in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which are incorporated by reference.

TELEMANAGEMENT SERVICES, INC. d/b/a

TMS PROFESSIONAL MARKETS GROUP

(a subsidiary of Access Worldwide Communications, Inc.)

BALANCE SHEETS

(Unaudited)

	As of December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$195,649	$73,042
Accounts receivable, net of allowance for doubtful accounts of $55,446 and $704,240, respectively	4,029,899	4,260,087
Other assets, net	273,439	301,737

Total current assets	4,498,987	4,634,866

Property and equipment, net	1,158,360	1,042,218
Other assets, net	131,089	46,177

Total assets	$5,788,436	$5,723,261

LIABILITIES AND COMMON STOCKHOLDER’S EQUITY (DEFICIT)

Current liabilities:
Indebtedness - related parties	352,334	352,334
Accounts payable and accrued expenses	1,390,013	1,382,030
Accrued salaries, wages and related benefits	430,005	641,597
Customer deposits	186,055	—
Deferred revenue	684,563	1,759,052
Accrued interest and other related party expenses	8,880	8,952

Total current liabilities	3,051,850	4,143,965

Long-term liabilities	216,627	274,052

Total liabilities	3,268,477	4,418,017

Commitments and contingencies

Common stockholder’s equity (deficit):
Advances and Investment by Parent	9,498,903	11,814,692
Accumulated deficit	(6,978,944)	(10,509,448)

Total common stockholder’s equity	2,519,959	1,305,244

Total liabilities and common stockholder’s equity	$5,788,436	$5,723,261

The accompanying notes are an integral part of these financial statements.

TELEMANAGEMENT SERVICES, INC. d/b/a

TMS PROFESSIONAL MARKETS GROUP

(a subsidiary of Access Worldwide Communications, Inc.)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Years Ended December 31,
	2005	2004	2003
Revenues	$19,389,542	$18,568,953	$11,979,088
Cost of revenues	9,267,482	8,420,697	6,459,657

Gross profit	10,122,060	10,148,256	5,519,431

Selling, general and administrative expenses	6,564,416	6,916,033	5,775,119

Income (loss) from operations	3,557,644	3,232,223	(255,688)

Interest income	8,028	5,905	7,688
Interest expense	(35,168)	(36,004)	(40,417)

Income (loss) before income tax benefit	3,530,504	3,202,124	(288,417)
Proforma income tax expense (benefit)	—	—	—

Net income (loss)	$3,530,504	$3,202,124	$(288,417)

The accompanying notes are an integral part of these financial statements.

TELEMANAGEMENT SERVICES, INC. d/b/a

TMS PROFESSIONAL MARKETS GROUP

(a subsidiary of Access Worldwide Communications, Inc.)

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$3,530,504	$3,202,124	$(288,417)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	504,978	467,835	341,097
Allowance for doubtful accounts	(648,794)	12,975	691,265
Changes in operating assets and liabilities:
Accounts receivable	878,982	(1,361,186)	(1,644,112)
Other assets	(56,614)	(220,355)	50,803
Accounts payable and accrued expenses	(49,442)	(156,749)	416,998
Accrued salaries, wages and related benefits	(211,592)	307,455	(372,772)
Deferred revenue and customer deposits	(888,434)	947,645	673,001
Accrued interest and related party expenses	(72)	(631)	(14,407)

Net cash provided by (used in) operating activities	3,059,516	3,199,113	(146,544)

Cash flows from investing activities:
Additions to property and equipment, net	(621,120)	(428,182)	(150,150)

Net cash used in investing activities	(621,120)	(428,182)	(150,150)

Cash flows from financing activities:
Payments on related party debt	—	(31,000)	(50,000)
Advances and investment by Parent	(2,315,789)	(2,788,625)	(77,069)

Net cash used in financing activities	(2,315,789)	(2,819,625)	(127,069)

Net increase (decrease) in cash and cash equivalents	122,607	(48,694)	(423,763)
Cash and cash equivalents, beginning of year	73,042	121,736	545,499

Cash and cash equivalents, end of year	$195,649	$73,042	$121,736

The accompanying notes are an integral part of these financial statements.

TELEMANAGEMENT SERVICES, INC. d/b/a

TMS PROFESSIONAL MARKETS GROUP

(a subsidiary of Access Worldwide Communications, Inc.)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

Telemanagement Services, Inc. d/b/a TMS Professional Markets Group (“Telemangement Services”), a wholly owned subsidiary of Access Worldwide Communications, Inc. (“Access” or the “Parent”), which is situated in a 31,700 sq. ft., 350 seat communication center located in Boca Raton, Florida, delivers highly professional pharmaceutical marketing services in a variety of categories including physician and pharmacy marketing, vacant territory management, and remote physician coverage programs.

For financial reporting purposes, Telemanagement Services is consolidated into to financial statements of Access. The accompanying financial statements include the operations, assets and liabilities of Telemanagement Services. These financial statements do not include assets and liabilities of Access that are not specifically identifiable to Telemanagement Services. The financial statements include allocations of certain corporate expenses performed by the Parent on behalf of Telemanagement Services. Corporate expense allocations have been charged based on the percentage of Telemanagement Services’ revenue to the total revenue of Access. Telemanagement Services’s management believes such method is reasonable. The financial information included herein is not necessarily indicative of the financial position and results of operations or cash flows that would have occurred had Telemanagement Services been a stand-alone entity during the periods presented, nor is it indicative of future results of Telemanagement Services.

2. SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

Generally accepted accounting principles require us to make estimates and assumptions that affect amounts reported in our financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less when purchased are considered cash and cash equivalents.

Telemanagement Services’ cash and cash equivalents are managed with Access’ consolidated cash balances.

Accounts Receivable

Credit is extended to customers in the normal course of business. Management continuously monitors collections and payments from customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that are identified. While such bad debt expenses have historically been within management’s expectations and the allowances established, management cannot guarantee that Telemanagement Services will continue to experience the same collectability rates that have been experienced in the past. Since accounts receivable are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any of these customers could have a material adverse impact on the collectability of accounts receivable and future operating results. Management’s assessment and judgment are vital requirements in assessing the ultimate realization of accounts receivable, including the credit-worthiness, financial stability and effects of market conditions on each client.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the shorter of the lease term or the estimated life of the asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations in the period. Expenditures for maintenance and repairs are expensed as incurred, while expenditures for major renewals that extend the useful lives are capitalized.

Long-Lived Assets

Long-lived assets, excluding indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss on assets is recognized based on the excess of the asset’s carrying amount over the fair value of the assets, and the long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Revenue Recognition

We recognize revenue on one of the following bases: production hours, inbound minutes, completed presentations, phone calls placed or received, sales made per hour or a fixed monthly fee. Revenues are recognized as the services are performed.

Deferred Revenue

Deferred revenue represents amounts received from others for services that have been contracted for, but have not been performed.

Income Taxes

In accordance with SFAS No. 109 “Accounting for Income Taxes”, Telemanagement Services calculated the income tax expense and related deferred tax assets and liabilities on a separate return basis for the years ended December 31, 2005, 2004 and 2003. Telemanagement Services would have utilized the tax benefits from net operating loss carryforwards to offset the income tax expense calculated on a separate return basis for such periods. In addition, the remaining net deferred tax assets would be offset by a 100% valuation allowance since, based on the weight of available evidence, management determined that it is more likely than not that a deferred tax asset would be realized.

Concentrations of Credit Risk

Financial instruments, which potentially expose Telemanagement Services to concentrations of credit risk, consist principally of cash, accounts receivable and unbilled receivables. Telemanagement Services maintain cash in bank deposit accounts, which, at times, may exceed federally insured limits. Telemanagement Services has not experienced any losses in such accounts and management believes the risk related to these deposits is minimal. Telemanagement Services does not require collateral or other security to support credit sales nor does Telemanagement Services enter into any netting arrangements to mitigate the credit risk of financial instruments. In addition, Telemanagement Services maintains reserves for potential credit losses.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 is a replacement of APB No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement on January 1, 2006 did not have a significant impact on the financial statements.

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Useful Life In Years	December 31,
		2005	2004
Furniture and fixtures	7	$568,267	$420,247
Telephone and office equipment	7	1,551,737	504,681
Computer equipment	3-5	1,409,056	1,019,532
Leasehold improvements	Life of lease	1,305,339	1,235,130
Fixed assets not placed in service		3,613	3,613

		4,838,012	3,183,203
Less: Accumulated depreciation		(3,679,652)	(2,140,985)

Property and equipment, net		$1,158,360	$1,042,218

Depreciation and amortization expense was $504,978, $467,835 and $341,097 for the years ended December 31, 2005, 2004 and 2003, respectively.

4. REVENUES FROM SIGNIFICANT CUSTOMERS

For the year ended December 31, 2005, 2004 and 2003, a substantial portion of our revenues was derived from three customers.

	For the year ended December 31,
	2005	2004	2003
Revenues
Client A	29%	40%	18%
Client B	23%	14%	13%
Client C	6%	6%	8%

Accounts Receivable
Client A	30%	16%	17%
Client B	17%	16%	17%
Client C	13%	16%	14%

5. INDEBTEDNESS

At December 31, 2005 and 2004, Telemanagement Services’ indebtedness consists of a 6% subordinated promissory note, due to a former stockholder, which bears interest at the default rate of 10% per year. Principal and interest payments are restricted per Access’s subordination agreement to its Debt Agreement with its Senior Lender. The outstanding principal balance of the note at both December 31, 2005 and 2004 was $352,334.

6. RELATED PARTY TRANSACTIONS

Consulting Agreements and Other Services

On October 1, 2003 Access entered into a consulting agreement with a then Board member of Access who was also the CEO of Telemanagement Services, and is a subordinated promissory note holder as described in Note 5. For the periods ended December 31, 2005, 2004, and 2003, Access paid $24,000, $72,000 and $133,000, respectively, in cash for services under this consulting agreement. The Board member resigned from the CEO position in 2004 and did not stand for re-election to the Board of Directors of Access in 2005. Also during 2004, the October 1, 2003 consulting agreement was terminated and replaced by an alternative consulting agreement dated November 11, 2004. In November of 2005, Access provided the former Board member with thirty (30) days notice that his consulting agreement was being terminated.

During 2004, Telemanagement Services paid $15,500 for moderating services to New Dawn Medical Moderator, which was owned by the spouse of the then Chief Operating Officer of Telemanagement Services.

7. DEFINED CONTRIBUTION PLANS

Access has defined contribution employee benefit plans which cover substantially all employees, including those of Telemanagement Services. Access may make discretionary contributions to the plans. During the years ended December 31, 2005, 2004 and 2003, no amounts were contributed to the plans.

8. TRANSACTIONS WITH ACCESS

Access provides various general and administrative services to Telemanagement Services including, among others, corporate management, accounting, human resources and information systems support. Such amounts are allocated by Access to Telemanagement Services based on the percentage of Telemanagement Services’ revenue to the total revenue of Access. Management believes the method used to allocate corporate overhead between Telemanagement Services and the other subsidiaries of Access is reasonable; however, such costs may not be representative of those which would be incurred if Telemanagement Services operated as an independent stand-alone entity. In addition, Access provides advances to Telemanagement Services which are included in Advances and investment by Parent in the accompanying balance sheet, and no interest is charged on such advances.

9. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Access and Telemanagement Services are involved in a variety of proceedings that arise from time to time in the ordinary course of business. Access and Telemanagement Services believe that the ultimate resolution of these matters will not have a material effect on the financial position, results of operations or cash flows of Access or Telemanagement Services.

Collateral for Access’s Debt

At December 31, 2005 and 2004, Access had an outstanding balance of $4.5 million and $2.8 million, respectively, under the revolving credit and term loan portions of a credit facility (the “Debt Agreement”) with its senior lender, Capital Source Finance, LLC (“Capital Source”). The Debt Agreement is collateralized by substantially all of the assets of Access, including those of Telemanagement Services. In addition, the Debt Agreement has certain financial covenants which become increasingly more restrictive should Access not be able to meet its growth projections.

On February 9, 2006, as a result of continued Events of Default under the Debt Agreement at October 31, 2005 and November 30, 2005, Access entered into an amendment to the Forbearance Agreement which extended the termination date to February 14, 2006. On March 7, 2006, Access entered into the fifth amendment to the Debt Agreement (“Fifth Amendment”) that modified among other things, the Minimum EBITDA, the Fixed Coverage Ratio, and added a Minimum Available Cash requirement of $0.25 million, as defined. In addition, it required a minimum of new capital raising of $2.5 million (“Convertible Debt IV”). The Fifth Amendment required that $1.6 million of the proceeds from Convertible Debt IV be maintained in a deposit account (the “Deposit Account”) with Merrill Lynch subject to permitted monthly scheduled withdrawals between March 2006 and September 2006 to fund our working capital and operations. The Deposit Account was pledged as collateral under the Debt Agreement and is subject to an Account Control Agreement between Access, Capital Source, and Merrill Lynch.

On May 18, 2006, Access entered into the sixth amendment to the Debt Agreement (“Sixth Amendment”) which provided an Overadvance of $1.5 million, with interest at the greater of 11.75%, or the prime rate (as defined) plus 3.75%. The Overadvance matures on the earlier of June 1, 2006 or the execution of the unsecured subordinated loan agreement described below. The Sixth Amendment also required: (i) the personal guarantee of amounts outstanding under our Debt Agreement by Shawkat Raslan, Access’s CEO; (ii) the delay of any scheduled withdrawals of restricted cash from the Deposit Account during the period the Overadvance is outstanding; and (iii) certain additional covenants including periodic cash flow reporting to Capital Source. Access received a subordinated unsecured loan of $2.0 million from Charles Weil, a member of our board of directors and a stockholder of Access in June 2006. The proceeds from this subordinated unsecured loan were used to repay the Overadvance and fund operations.

Operating Leases

We lease office space and operating equipment under non-cancelable operating leases with terms ranging from two to ten years and expiring at various dates through June 2008. Rent expense from continuing operations under operating leases was approximately $498,000, $492,000 and $414,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Aggregate minimum annual rentals under the operating leases as of December 31, 2005 are as follows:

2006	$358,000
2007	377,000
2008	176,000

$911,000

TELEMANAGEMENT SERVICES, INC. d/b/a

TMS PROFESSIONAL MARKETS GROUP

(a subsidiary of Access Worldwide Communications, Inc.)

CONDENSED BALANCE SHEET

(Unaudited)

March 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$55,199
Accounts receivable, net of allowance for doubtful accounts of $35,402	3,681,029
Other assets, net	288,387

Total current assets	4,024,615

Property and equipment, net	1,222,636
Other assets, net	46,177

Total assets	$5,293,428

LIABILITIES AND COMMON STOCKHOLDER’S EQUITY (DEFICIT)

Current liabilities:
Indebtedness - related parties	352,334
Accounts payable and accrued expenses	1,222,695
Accrued salaries, wages and related benefits	654,648
Customer deposits	274,380
Deferred revenue	383,940

Total current liabilities	2,887,997

Long-term liabilities	200,277

Total liabilities	3,088,274

Commitments and contingencies

Common stockholder’s equity:
Advances and Investment by Parent	8,965,833
Accumulated deficit	(6,760,679)

Total common stockholder’s equity	2,205,154

Total liabilities and common stockholder’s equity	$5,293,428

The accompanying notes are an integral part of these financial statements.

TELEMANAGEMENT SERVICES, INC. d/b/a

TMS PROFESSIONAL MARKETS GROUP

(a subsidiary of Access Worldwide Communications, Inc.)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2006	2005
Revenues	$4,374,253	$5,158,651
Cost of revenues	2,475,977	2,177,105

Gross profit	1,898,276	2,981,546

Selling, general and administrative expenses	1,674,182	1,845,243

Income from operations	224,094	1,136,303

Interest income	2,859	2,116
Interest expense	(8,688)	(9,489)

Income before income tax benefit	218,265	1,128,930
Proforma income tax expense (benefit)	—	—

Net income	$218,265	$1,128,930

The accompanying notes are an integral part of these financial statements.

TELEMANAGEMENT SERVICES, INC. d/b/a

TMS PROFESSIONAL MARKETS GROUP

(a subsidiary of Access Worldwide Communications, Inc.)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$218,265	$1,128,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132,873	135,000
Allowance for doubtful accounts	(20,044)	(697,066)
Changes in operating assets and liabilities:
Accounts receivable	368,914	(10,072)
Other assets	116,996	186,947
Accounts payable and accrued expenses	(230,700)	28,480
Accrued salaries, wages and related benefits	224,643	558
Deferred revenue	(212,298)	(506,700)
Accrued interest and related party expenses	(8,880)	536

Net cash provided by operating activities	589,769	266,613

Cash flows from investing activities:
Additions to property and equipment, net	(197,149)	(494,682)

Net cash used in investing activities	(197,149)	(494,682)

Cash flows from financing activities:
Changes in Advances and investment by Parent	(533,070)	228,441
Net cash (used in) provided by investing activities	(533,070)	228,441

Net (decrease) increase in cash and cash equivalents	(140,450)	372
Cash and cash equivalents, beginning of period	195,649	73,042

Cash and cash equivalents, end of period	$55,199	$73,414

The accompanying notes are an integral part of these financial statements.

TELEMANAGEMENT SERVICES, INC. d/b/a

TMS PROFESSIONAL MARKETS GROUP

(a subsidiary of Access Worldwide Communications, Inc.)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete set of financial statements.

For financial reporting purposes, Telemanagement Services is consolidated into the financial statements of its parent company, Access (sometimes referred to as the “Parent”). The accompanying condensed financial statements include the operations, assets and liabilities of Telemanagement Services. These financial statements do not include assets and liabilities of Access not specifically identifiable to Telemanagement Services. The financial statements include allocations of certain corporate expenses performed by the Parent on behalf of Telemanagement Services. Corporate expense allocations have been charged based on the percentage of Telemanagement Services’ revenue to the total revenue of Access. Telemanagement Services’ management believes such method is reasonable. The financial information included herein is not necessarily indicative of the financial position and results of operations or cash flows that would have occurred had Telemanagement Services been a stand-alone entity during the periods presented, nor is it indicative of future results of Telemanagement Services.

The preparation of condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts included in the condensed financial statements. In the opinion of management, all adjustments necessary for a fair presentation of this interim financial information have been included. Such adjustments consisted only of normal recurring items. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

2. COMMITMENTS AND CONTINGENCIES

Access and Telemanagement Services are involved in legal actions arising in the ordinary course of business. Access and Telemanagement Services believe that they have adequate legal defenses or reserves with respect to such litigation and believe that their ultimate outcome will not have a material adverse effect on Access’s or Telemanagement Services’ financial position, results of operations or cash flows.

3. RECENT ACCOUNTING PRONOUNCEMENTS

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 is a replacement of APB No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement on January 1, 2006 did not have a significant impact on the financial statements.

4. INCOME TAXES

In accordance with SFAS No. 109 “Accounting for Income Taxes”, Telemanagement Services calculated the income tax (benefit) expense and the related deferred tax assets and liabilities on a separate return basis as of and for the three month periods ended March 31, 2006 and 2005. Telemanagement Services would have utilized the tax benefits from net operating loss carryforwards to offset the income tax expense calculated on a separate return basis for such periods. In addition, the remaining net deferred tax assets would be offset by a 100% valuation allowance since, based on the weight of available evidence, management determined that it is more likely than not that a deferred tax asset would not be realized.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Following this page are unaudited pro forma condensed consolidated financial statements to illustrate the effects of the proposed sale of certain assets to, and the assumption of certain liabilities by TMS. We based this pro forma financial information on our historical results after removing the assets and liabilities acquired and assumed by TMS and the revenues and expenses directly associated with the business activities to be transferred to TMS.

Our unaudited pro forma condensed consolidated balance sheet as of March 31, 2006 gives effect to the sale as if it occurred at that date. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003 and for the three months ended March 31, 2006, give effect to the transaction as if it occurred on January 1, 2003. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which are incorporated by reference.

We present these pro forma condensed consolidated financial statements for informational purposes only. These pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of our operations that would have occurred had the transaction been consummated on the dates indicated. In addition, the pro forma condensed consolidated financial statements are not necessarily indicative of our future financial condition or operating results.

Pro forma adjustments for the transaction include the sale of certain assets and liabilities and the related revenues and expenses.

ACCESS WORLDWIDE COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of March 31, 2006
	Actual	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$831,394	$5,144,675	A,B	$5,976,069
Restricted cash	1,522,000	—		1,522,000
Accounts receivable, net of allowance for doubtful accounts	7,933,607	(3,681,029	)B	4,252,578
Unbilled receivables	163,623	—		163,623
Other assets, net	1,026,672	(579,379	)A,B	447,293

Total current assets	11,477,296	884,267		12,361,563

Property and equipment, net	4,784,437	(1,222,636	)B	3,561,801
Restricted cash	466,000	—		466,000
Other assets, net	303,284	(46,177	)B	257,107

Total assets	$17,031,017	$(384,546)		$16,646,471

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of indebtedness	$5,388,865	$(4,648,812	)A	$740,053
Current portion of indebtedness - related party	352,334	(352,334	)B	—
Accounts payable	2,042,763	(418,433	)B	1,624,330
Accrued expenses	1,677,423	(804,262	)B	873,161
Grants payable	50,000	—		50,000
Accrued salaries, wages and related benefits	1,150,342	(654,648	)B	495,694
Customer deposits	1,172,703	(274,380	)B	898,323
Convertible Notes, net	1,871,836	—		1,871,836
Deferred revenue	1,050,619	(383,940	)B	666,679
Accrued interest and other related party expenses	56,714	(52,993	)A	3,721

Total current liabilities	14,813,599	(7,589,802)		7,223,797

Long-term portion of indebtedness	578,706	—		578,706
Other long-term liabilities	780,817	(200,277	)B	580,540
Convertible Notes, net	2,963,477	—		2,963,477
Mandatorily redeemable preferred stock, $0.01 par value: 1,000,000 shares authorized, 40,000 shares issued and outstanding	4,000,000	—		4,000,000

Total liabilities	23,136,599	(7,790,079)		15,346,520

Commitments and contingencies
Common stockholders’ deficit:
Common stock, $0.01 par value: voting: 40,000,000 shares authorized; 17,183,039 shares issued and outstanding	171,830	—		171,830
Additional paid-in capital	70,496,565	—		70,496,565
Accumulated deficit	(76,773,977)	7,405,533	A,B	(69,368,444)

Total common stockholders’ deficit	(6,105,582)	7,405,533		1,299,951

Total liabilities, mandatorily redeemable preferred stock and common stockholders’ deficit	$17,031,017	$(384,546)		$16,646,471

ACCESS WORLDWIDE COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended March 31, 2006
	Actual	Pro Forma Adjustments		Pro Forma (D)
Revenues	$9,989,395	$(4,374,253	)C	$5,615,142
Cost of revenues	5,769,699	(2,475,977	)C	3,293,722

Gross profit	4,219,696	(1,898,276)		2,321,420

Selling, general and administrative expenses	4,923,284	(1,674,182	)C	3,249,102

Loss from operations	(703,588)	(224,094)		(927,682)

Interest income	19,070	(2,859	)C	16,211
Interest expense – related parties	(22,937)	—		(22,937)
Interest expense	(463,792)	(86,317	)C,E	(550,109)

Loss before income tax benefit	(1,171,247)	(313,270)		(1,484,517)
Income tax benefit	—	—		—

Net loss applicable to common stockholders	(1,171,247)	(313,270)		(1,484,517)

Loss per share of common stock:
Basic and diluted	$(0.07)			$(0.09)

ACCESS WORLDWIDE COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2005
	Actual	Pro Forma Adjustments		Pro Forma (H)
Revenues	$38,921,727	$(19,389,542	)F	$19,532,185
Cost of revenues	22,368,204	(9,267,482	)F	13,100,722

Gross profit	16,553,523	(10,122,060)		6,431,463
Selling, general and administrative expenses	19,475,743	(6,564,416	)F	12,911,327

Loss from operations	(2,922,220)	(3,557,644)		(6,479,864)

Interest income	39,932	(8,028	)F	31,904
Interest expense – related parties	(91,750)	—		(91,750)
Interest expense	(1,706,686)	448,778	F,G	(1,257,908)

Loss before income tax benefit	(4,680,724)	(3,116,894)		(7,797,618)
Income tax benefit	—	—

Net loss from continuing operations	(4,680,724)	(3,116,894)		(7,797,618)
Deemed dividend – warrants issued to certain stockholders	(740,000)	—		(740,000)

Net loss applicable to common stockholders	$(5,420,724)	$(3,116,894)		$(8,537,618)

Loss per share of common stock:
Basic and diluted	$(0.41)			$(0.65)

ACCESS WORLDWIDE COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2004
	Actual	Pro Forma Adjustments		Pro Forma (K)
Revenues	$47,466,996	$(18,568,953	)I	$28,898,043
Cost of revenues	27,458,913	(8,420,697	)I	19,038,216

Gross profit	20,008,083	(10,148,256)		9,859,827

Selling, general and administrative expenses	20,105,495	(6,916,033	)I	13,189,462

Loss from operations	(97,412)	(3,232,223)		(3,329,635)

Interest income	16,160	(5,905	)I	10,255
Interest expense – related parties	(87,003)	36,004	I	(50,999)
Interest expense	(1,242,778)	152,398	J	(1,090,380)

Loss before income tax benefit	(1,411,033)	(3,049,726)		(4,460,759)
Income tax benefit	—	—

Net loss applicable to common stockholders	$(1,411,033)	$(3,049,726)		$(4,460,759)

Loss per share of common stock:
Basic and diluted	$(0.14)			$(0.45)

ACCESS WORLDWIDE COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2003
	Actual	Pro Forma Adjustments		Pro Forma (N)
Revenues	$51,084,021	$(11,979,088	)L	$39,104,933
Cost of revenues	33,083,567	(6,459,657	)L	26,623,910

Gross profit	18,000,454	(5,519,431)		12,481,023

Selling, general and administrative expenses	20,071,546	(5,775,119	)L	14,296,427
Impairment of intangible assets	8,951,856	—		8,951,856
Gain on debt extinguishment	(299,555)	—		(299,555)
Amortization expense	111,044	—		111,044

Loss from operations	(10,834,437)	255,688		(10,578,749)

Interest income	14,252	(7,688	)L	6,564
Interest expense – related parties	(111,979)	40,417	L	(71,562)
Interest expense	(1,254,580)	106,928	M	(1,147,652)

Loss before income tax benefit	(12,186,744)	395,345		(11,791,399)
Income tax benefit	(546,204)	—		(546,204)

Net loss applicable to common stockholders	$(11,640,540)	$395,345		$(11,245,195)

Loss per share of common stock:
Basic and diluted	$(1.20)			$(1.15)

A.	To reflect the use of the proceeds from the Asset Sale as follows: approximately $53.0 thousand to pay accrued interest, and approximately $4.7 million used to reduce our indebtedness with CapitalSource.
B.	To reflect the purchase of all or substantially all of the assets of and the assumption of certain liabilities of Telemanagement Services by TMS as of March 31, 2006.
C.	To reflect the decrease in revenues resulting from the Asset Sale for the three months ending March 31, 2006, as if it had occurred on January 1, 2003. To reflect the decrease in cost of revenues, selling, general and administrative expenses, interest expense and interest income resulting from the Asset Sale for the three months ending March 31, 2006, as if it had occurred on January 1, 2003.
D.	The pro forma condensed consolidated statement of operations for the three months ended March 31, 2006 does not include the gain on the sale that will be recorded by Access in connection with the Asset Sale. Such gain is estimated to be approximately $9.1 million and will be recorded by Access at the time of the closing of the transaction.
E.	To reflect the decrease in interest expense as a result of $4.7 million of the proceeds of the Asset Sale being used to reduce our indebtedness as if the Asset Sale had occurred and the corresponding bank debt was repaid on January 1, 2003.
F.	To reflect the decrease in revenues resulting from the Asset Sale for the year ended December 31, 2005, as if it had occurred on January 1, 2003. To reflect the decrease in cost of revenues, selling, general and administrative expenses, interest expense and interest income resulting from the Asset Sale for the year ended December 31, 2005, as if it had occurred on January 1, 2003.

G.	To reflect the decrease in interest expense as a result of $4.5 million of the proceeds of the Asset Sale being used to reduce our indebtedness as if the Asset Sale had occurred and the corresponding bank debt was repaid on January 1, 2003.
H.	The pro forma condensed consolidated statement of operations for the year ended December 31, 2005 does not include the gain on the sale that will be recorded by Access in connection with the Asset Sale. Such gain is estimated to be approximately $9.1 million and will be recorded by Access at the time of the closing of the transaction.
I.	To reflect the decrease in revenues resulting from the Asset Sale for the year ended December 31, 2004, as if it had occurred on January 1, 2003. To reflect the decrease in cost of revenues, selling, general and administrative expenses, interest expense and interest income resulting from the Asset Sale for the year ended December 31, 2004, as if it had occurred on January 1, 2003.
J.	To reflect the decrease in interest expense as a result of $2.8 million of the proceeds of the Asset Sale being used to reduce our indebtedness as if the Asset Sale had occurred and the corresponding bank debt was repaid on January 1, 2003.
K.	The pro forma condensed consolidated statement of operations for the year ended December 31, 2004 does not include the gain on the sale that will be recorded by Access in connection with the Asset Sale. Such gain will be approximately $9.1 million and will be recorded by Access at the time of the closing of the transaction.
L.	To reflect the decrease in revenues resulting from the Asset Sale for the year ended December 31, 2003, as if it had occurred on January 1, 2003. To reflect the decrease in cost of revenues, selling, general and administrative expenses, interest expense and interest income resulting from the Asset Sale for the year ended December 31, 2003, as if it had occurred on January 1, 2003.
M.	To reflect the decrease in interest expense as a result of $5.0 million of the proceeds of the Asset Sale being used to reduce our indebtedness as if the Asset Sale had occurred and the corresponding bank debt was repaid on January 1, 2003.
N.	The pro forma condensed consolidated statement of operations for the year ended December 31, 2003 does not include the gain on the sale that will be recorded by Access in connection with the Asset Sale. Such gain will be approximately $9.1 million and will be recorded by Access at the time of the closing of the transaction.

Appendix A

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into effective as of June 20, 2006, by and among TELEMANAGEMENT SERVICES, INC. d/b/a TMS PROFESSIONAL MARKETS GROUP, a Delaware corporation (the “Company”), ACCESS WORLDWIDE COMMUNICATIONS, a Delaware corporation (the “Shareholder”) and TMS PROFESSIONAL MARKETS GROUP, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

A. The Buyer desires to purchase substantially all of the Company’s assets.

B. The Company desires to sell and the Buyer desires to purchase such assets upon the terms and subject to the conditions set forth herein.

C. The Shareholder owns 100% of the Company’s outstanding capital stock.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below.

“Acquired Assets” has the meaning given such term in Section 2(a).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Person(s) specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of a Person, whether through the ownership of at least fifty percent (50%) of the voting securities of such Person, by contract or otherwise.

“Agreement” has the meaning given such term in the preface above.

“Assumed Liabilities” has the meaning given such term in Section 2(c).

“Benefit Program or Agreement” means any employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.07(a)(i).

“Business” means the business of providing sales and marketing communications services to health care clients including, without limitation, pharmaceutical, biotech, medical device, medical diagnostic, and other related pharmaceutical or health care companies. These services include both outbound or inbound communications with health care professionals (physicians, physician assistants, nurse practitioners, nurses, and other health care professionals), pharmacists, patients, and health care consumers such as product detailing to physician offices, physician and pharmacist profiling, patient education and other direct to consumer programs, disease management, pharmacy stocking, pharmacy education & awareness, vacant territory management, direct-to-consumer call handling, patient compliance/persistency programs, patient acquisition programs, consumer affairs, customer service, clinical trial recruitment and screening. Types of communications utilized include inbound and outbound telephone calls (including land lines, wireless, IVR, and VOIP), email and web-based communications, faxing, and fulfillment services including, without limitation, direct mail, package, coupon fulfillment and rebate fulfillment. Notwithstanding the foregoing, the services performed by AM Medica Communications Group, a wholly owned subsidiary of the Shareholder, which includes (i) organizing meetings that provide medical education programs, (ii) the production of medical publications and multimedia, and (iii) medical symposia and research award programs, shall not be included within this definition.

“Buyer Indemnified Party” has the meaning given such term in Section 80.

“Claim Notice” has the meaning given such term in Section 80. “Claims” has the meaning given such term in Section 0.

“Closing” has the meaning given such term in Section 30.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor law).

“Company” has the meaning given such term in the preface above.

“Company Indemnified Party” has the meaning given such term in Section 80.

“Company Indemnifying Party” has the meaning given such term in Section 80.

“Confidential Information” has the meaning given such term in Section 100.

“Conveyance Documents” has the meaning given such term in Section 2.1(b).

“Disclosure Schedule” means the disclosure schedule delivered by the Company and the Shareholder and forming a part of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any successor law).

“Excluded Assets” has the meaning given such term in Section 2(a)

“Financial Statements” has the meaning given such term in Section 40.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Hazardous Materials” means (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

“Indemnified Party” has the meaning given such term in Section 8(a).

“Indemnifying Party” has the meaning given such term in Section 8(a).

“Intellectual Property” has the meaning given such term in Section 40.

“Knowledge” means that which is known by a Person and that which a Person should know, after conducting a reasonable inquiry of all matters relating thereto.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) liens for Taxes not yet due and payable, (ii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iii) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Loss” has the meaning given such term in Section 80.

“Material Adverse Effect” has the meaning given such term in Section 40 hereof.

“Most Recent Financial Statements” has the meaning given such term in Section 40.

“Most Recent Fiscal Month End” has the meaning given such term in Section 40.

“Net Working Capital” shall mean current assets, minus Assumed Liabilities, each determined in accordance with GAAP. For reference purposes only, a computation of the Company’s Net Working Capital as of April 30, 2006 is attached hereto as Schedule 1.1.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” means collectively all the parties to this Agreement as specified in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

“Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA).

“Post-Execution Schedules” has the meaning given such term in Section 70.

“Securities Act” means the Securities Act of 1933, as amended (or any successor law).

“Services Sub-Contracting Agreement” means the agreement between the Buyer and the Shareholder, substantially in the form of Exhibit A, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Solvent” shall mean, with respect to any Person, that (i) the fair value of all of such Person’s properties and assets is in excess of the total amount of its Indebtedness; (ii) it is able to pay its debts as they mature; (iii) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (iv) it is not “insolvent” as such term is defined in Section 101(31) of Title 11 of the United States Code, 11 U.S.C. Section 101, et seq.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Third Party Claim” has the meaning given such term in Section 8(b).

“Transaction Documents” means collectively this Agreement, the Disclosure Schedules, and the Services Sub-Contracting Agreement (including any and all exhibits, schedules and attachments to any such documents and any other documents executed in connection therewith).

1.2 Construction

As used in this Agreement, (i) each term defined in this Agreement has the meaning assigned to it, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. Treasury Regulations, (iii) as the context may require, words in the singular include the plural and words in the plural include the singular, (iv) as the context may require, words in the masculine or neuter gender include the masculine, feminine and neuter genders, (v) except as the context may require, all references to Schedules or Exhibits refer to Schedules or Exhibits delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (vi) all references to Sections or Articles refer to Sections or Articles of this Agreement, (vii) all references to “$” or “dollars” refer to U.S. dollars, (viii) any amount to be paid in “$” or “dollars” shall be paid in U.S. dollars, and (ix) the terms “herein”, “hereunder”, “hereby”, “hereto” and terms of similar import refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or subparagraph. No provision of this Agreement will be construed in favor of, or against, any of the parties hereto by reason of the extent to which such party or its counsel participated in its drafting or by reason of the extent to which this Agreement or any provision hereof is inconsistent with any prior draft hereof or thereof.

ARTICLE II

AGREEMENT TO CONTRIBUTE AND PURCHASE.

2.1 Sale and Purchase of Assets.

(a) Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 30 hereof, the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all assets and properties owned or used by the Company in connection with its business or the Shareholder in connection with the Business, except for (i) the Purchase Price and other rights of the Company under this Agreement, (ii) the Company’s corporate minute book and stock records, and (iii) those assets specifically listed on Schedule 2(a) (such specifically listed assets in clauses (i), (ii) and (iii) being referred to as the “Excluded Assets”), including without limiting the generality of the foregoing:

(i) all cash and cash equivalents and accounts receivable;

(ii) all raw materials, works-in-process, inventories and other materials of the Company wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of the Company, including the right to collect and receive charges for services performed by the Company with respect thereto;

(iii) all supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible property used by the Company in connection with its business, and the Company’s interest as lessee in any leases with respect to any of the foregoing;

(iv) all of the Company’s right, title and interest in and to its Contracts, including the Contracts listed or required to be listed on Schedule 40 hereto;

(v) all proprietary knowledge, trade secrets, confidential information, client lists, customer lists, databases, pharmacy lists, consumer data, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights used in the conduct of the Company’s business, including, but not limited to, the areas of manufacturing, marketing, advertising and personnel training and recruitment, together with all other intangible rights used in connection with the Company’s business, including all files, manuals, documentation and source and object codes related thereto;

(vi) all utility, security and other deposits and prepaid expenses;

(vii) the Company’s business as a going concern and its franchises, Permits and other authorizations of Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to the Company from its present and former shareholders, officers, employees, agents and others, together with all books, operating data and records (including financial, accounting and credit records), files, papers, records and other data of the Company;

(iv) all rights of the Company in and to its corporate name “Telemanagement Services, Inc.” and its d/b/a “TMS Professional Markets Group” and to all tradenames, trademarks and slogans used in its business, all variants thereof and all goodwill associated therewith;

(v) all rights to real property used by the Company; and

(vi) all other property and rights of every kind or nature used by the Company in the operation of its business.

It is specifically understood and agreed by the parties hereto that the Buyer is acquiring, and Company is selling, all of the tangible and intangible assets attributable to or used by the Company in its business, including any such assets owned by the Shareholder, except the Excluded Assets. The aforesaid assets and properties to be transferred to the Buyer hereunder are hereinafter collectively referred to as the “Acquired Assets.”

(b) Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by the Company of the Assets to the Buyer in accordance with Section 2(a) hereof shall be effected on the Closing Date by the Company’s execution and delivery to the Buyer of one or more Bills of Sale, Assignments and other conveyance instruments with respect to the Company’s transfer of intangible rights, real property interests and other assets in form and scope reasonably satisfactory to Buyer (collectively the “Conveyance Documents”). At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Company to the Buyer pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever.

(c) Assumed Liabilities. At the Closing, the Buyer shall assume, and agree to satisfy and discharge as the same shall become due, (i) all trade accounts payable, accrued expenses and active rebate liabilities that have been incurred in the ordinary course of the Company’s business and are reflected on Schedule 2(c), (ii) the Company’s liabilities and other obligations arising subsequent to the Closing under (x) the Contracts listed on Schedule 40, and (y) all other Contracts entered into by the Company in the ordinary course of its business (including open purchase orders) and not required to be listed on Schedule 40, in each case to the extent that the Company’s rights thereunder are effectively transferred to Buyer at Closing, and (iii) the obligations listed on Schedule 2(c) hereto (collectively the “Assumed Liabilities”). Except as expressly set forth in this paragraph 20(c), the Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Company, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of the Company incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income or other taxes arising out of the transactions contemplated hereby). Without limiting the generality of the foregoing, the Company and the Shareholder expressly acknowledge and agree that the Company shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, (a) any liability of the Company and/or the Shareholder for Taxes, whether measured by income or otherwise, (b) any liability of the Company in connection with any Plan, Benefit Program or Agreement, including, without limitation, any liability of the Company under ERISA, (c) any liability of the Company under any federal, state or local law, rule, regulation, ordinance, program, Permit, or other legal requirement relating to health, safety, Hazardous Materials and environmental matters applicable to the Company’s business and/or the facilities used by the Company (whether or not owned by the Company), (d) any product liability pertaining to products sold or manufactured by the Company prior to the Closing Date, (e) any liability for customer rebates or adjustments with respect to any period prior to the Closing Date, (f) any liability or obligation of the Company relating to any default taking place before the Closing Date under any of the Assumed Liabilities to the extent such default created or increased the liability or obligation, or (g) any obligation of the Company to the Shareholder, any Affiliate of the Company or the Shareholder, or any Person claiming to have a right to acquire any capital stock or other securities of the Company. The Company and the Shareholder further agree to satisfy and discharge as the same shall become due all obligations and liabilities of the Company not specifically assumed by the Buyer hereunder.

2.2 Payment for the Assets. The consideration for the Acquired Assets and each other right acquired by the Buyer pursuant to this Agreement and the other Transaction Documents (the “Purchase Price”) will be: (a) Ten Million Five Hundred Thousand Dollars ($10,500,000.00) minus the sum of (i) $352,334 and (ii) simple interest thereon calculated at a rate of 10% per annum based on the number of days elapsed starting on April 1, 2006 and ending on the Closing Date, which amount shall be paid by the Buyer to Lee H. Edelstein in satisfaction of the Shareholder’s liability to him in the same amount (the sum of such numbers, the “Closing Payment Amount”); plus or minus the Purchase Price Adjustment; and (b) the assumption of the Assumed Liabilities. At the Closing, the Purchase Price, prior to adjustment on account of the Purchase Price Adjustment, shall be delivered as follows: (i) the Buyer shall pay to the Company an amount equal to the Closing Payment Amount minus Seven Hundred and Fifty Thousand Dollars ($750,000) by wire transfer; (ii) Seven Hundred and Fifty Thousand Dollars ($750,000) shall be retained by the Buyer (the “Balance Sheet Holdback Amount”) and distributed in accordance with Section 20; and (iii) the balance of the Purchase Price by the execution and delivery of the Conveyance Documents. The Purchase Price Adjustment shall be paid in accordance with Sections 20, 20 and 20. The Purchase Price shall be allocated, apportioned and adjusted among the Acquired Assets in the manner specified in IRS Form 8594 attached as Schedule 20 and the parties agree to abide by such allocations for all tax reporting purposes.

2.3 Closing Date Balance Sheet. As soon as practical (and in no event later than 90 days after the Closing Date), the Buyer shall cause to be prepared and delivered to the Company (a) a balance sheet for the Company’s business and Acquired Assets and Assumed Liabilities dated as of the Closing Date (the “Closing Date Balance Sheet”), and (b) a calculation of the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) based on the Closing Date Balance Sheet, including such schedules and data as may be appropriate to support such calculation and a calculation of the Purchase Price Adjustment (as defined in Section 2.5 below). The Company and its accountants shall be entitled to review the Closing Date Balance Sheet, Buyer’s calculations of the Closing Net Working Capital and Purchase Price Adjustment, and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet prepared by Buyer or its accountants. Buyer shall also provide the Company and its accountants with timely access, during Buyer’s normal business hours, to Buyer’s personnel, properties, books and records to the extent related to the determination of the Closing Date Balance Sheet and Closing Net Working Capital.

2.4 Disputes. The following clauses (a) and (b) set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price Adjustment:

(a) Within thirty (30) days after delivery to the Company of Buyer’s calculation of the Purchase Price Adjustment pursuant to this Article I, the Company may deliver to Buyer a written report (the “Company’s Report”) prepared by the Company advising Buyer either that the Company: (i) agrees with the Buyer’s calculations of the Closing Net Working Capital and the Purchase Price Adjustment; or (ii) deems that one or more adjustments are required. If the Company does not submit a Company’s Report within the 30-day period provided herein, then the Closing Net Working Capital and the Purchase Price Adjustment as calculated by Buyer in Section 20 shall become final and shall not be subject to further review, challenge or adjustment. If Buyer shall concur with the adjustments proposed by the Company, or if Buyer shall not object thereto in a writing delivered to the Company within thirty (30) days after Buyer’s receipt of the Company’s Report, the calculations of the Closing Net Working Capital Purchase Price Adjustment set forth in such Company’s Report shall become final and shall not be subject to further review, challenge or adjustment.

(b) In the event that the Company submits a Company’s Report and Buyer and the Company are unable to resolve the disagreements set forth in such report within (30) days after the date of the Company’s Report, then such disagreements shall be referred to Berkowitz Dick Pollack & Brant (the “Settlement Accountants”), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment. The Settlement Accountants shall use their best efforts to reach a determination not more than thirty (30) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Company if (A) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from the determinations set forth in the Company’s Report, is greater than (B) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from Buyer’s calculations as set forth in the deliveries pursuant to Section 20 hereof; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Buyer.

2.5 Purchase Price Adjustment. The “Purchase Price Adjustment” shall be determined as follows: (a) If the Closing Net Working Capital finally determined in accordance with Sections 20 and 20 above is greater than $1.4 million, then, within five business days of the final determination of the Closing Net Working Capital, the Buyer shall pay to the Company an amount that is equal to: (i) the amount by which the Closing Net Working Capital exceeds $1.4 million; plus (ii) the amount of the Balance Sheet Holdback; (b) if the Closing Net Working Capital finally determined in accordance with Sections 20 and 20 above is less than $1.4 million, but greater than $650,000, then, within five business days of the final determination of the Closing Net Working Capital, the Buyer shall pay to the Company from the Balance Sheet Holdback an amount that is equal to (a) the amount by which the Closing Net Working Capital exceeds $650,000 and the Buyer shall be entitled to the remainder of the Balance Sheet Holdback; (c) if the Closing Net Working Capital finally determined in accordance with Sections 20 and 20 above is less than $650,000, then, within five business days of the final determination of the Closing Net Working Capital, the Company shall pay to the Buyer an amount that is equal to the amount by which the Closing Net Working Capital is less than $650,000 and the Buyer shall be entitled to the entire Balance Sheet Holdback.

2.6 Interest. Any and all amounts due from the Buyer or the Sellers pursuant to this Article II will be payable without interest, regardless of when paid.

ARTICLE III

CLOSING.

3.1 Closing. Unless this Agreement has been terminated pursuant to Article IX, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., 401 East Las Olas

Boulevard, Fort Lauderdale, Florida 33301 at 10:00 a.m. on the third business day after the satisfaction of the conditions set forth in Article VI hereof (other than those conditions to be satisfied at Closing), or at such other time and place as the Parties may mutually agree.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE

SHAREHOLDER REGARDING THE TRANSACTION.

In order to induce the Buyer to purchase the Acquired Assets and enter into the Transaction Documents to which they are a party, each of the Shareholder and the Company, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article IV are correct and complete as of the date hereof and as of the Closing Date.

4.1 Authorization of Transaction. The Company and the Shareholder have full corporate power and authority and legal capacity to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Each of the Transaction Documents constitutes the valid and legally binding obligations of the Company and the Shareholder party thereto, enforceable in accordance with their respective terms and conditions. Except as set forth on Schedule 4.1, neither of the Company or the Shareholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Documents. The execution, delivery, and performance of the Transaction Documents to which the Company and the Shareholder are parties have been duly authorized by the Company, the Shareholder, and the shareholders of the Shareholder.

4.2 Noncontravention. Except as set forth on Schedule 4.2, neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or the Shareholder is subject or any provision of the charter, bylaws, operating agreement or other governing documents of either the Company or the Shareholder; (b) result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Business; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company or the Shareholder is a party or to which any of the Acquired Assets is subject, which could reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, prospects or operations of the Company or the Shareholder (a “Material Adverse Effect”).

4.3 Brokers’ Fees. Except as set forth on Schedule 4.3, neither of the Company or the Shareholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any of the Transaction Documents.

4.4 The Shareholder. The Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and authorized to do business and is in good standing as a foreign entity in all jurisdictions in which the nature of its activities and properties (both owned and leased) makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

4.5 The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted. The Company has all requisite power and authority to execute and deliver the Transaction Documents, to sell the Acquired Assets, and to carry out the provisions of the Transaction Documents. The Company is duly qualified and authorized to do business and is in good standing as a foreign entity in all jurisdictions in which the nature of its activities and properties (both owned and leased) makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

4.6 Subsidiaries. Except as set forth on Schedule 4.6, neither the Company nor the Shareholder owns or controls, either directly or indirectly, any equity security or other interest of any Person and neither the Company nor the Shareholder is a participant in any joint venture, partnership or similar arrangement.

4.7 Capitalization; Voting Rights.

(a) All outstanding shares of capital stock of the Company have been issued in compliance with all applicable state and federal laws concerning the issuance of securities, free of any Lien.

(b) There exists no option plan or other agreement or understanding between the Company and any Person to purchase equity securities of the Company or which provides for acceleration or other changes in the vesting provisions or other terms of any Company securities, whether as the result of any merger, reorganization, consolidation, sale of assets of the Company, change in control or any other transaction(s) by the Company.

4.8 Financial Statements. Attached to this Agreement as Schedule 4.8 are the following financial statements for the Shareholder (including its subsidiaries) and the Company (collectively the “Financial Statements”): (i) for the Shareholder, audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, including the notes thereto; (ii) for the Company, unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, together with consolidating statements which include both the Company and the Shareholder financials for all periods, and (iii) for the Company, unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the five (5) months ended May 31, 2006 (the “Most Recent Fiscal Month End”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and the Shareholder, as the case may be, as of such dates and the results of operations of the Company and the Shareholder, as the case may be, for such periods and are correct and complete and consistent with the books and records of each of the Company and the Shareholder (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

4.9 Absence of Undisclosed Liabilities. The Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, and whether or not known to the Company or the Shareholder), other than those: (i) reflected on or disclosed in the liabilities section of the balance sheet contained in the Most Recent Financial Statements; (ii) incurred in the ordinary course of business since the Most Recent Fiscal Month End (none of which relate to a breach of contract, breach of warranty, tort, infringement or violation of applicable law or which arose from any action or in violation of this Agreement) which in the aggregate are not in excess of $10,000; or (iii) disclosed on Schedule 4.9.

4.10 Agreements; Action.

(a) Except as otherwise specifically contemplated by the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company or the Shareholder or any of their respective, officers, directors, shareholders or Affiliates.

(b) Except as set forth on Schedule 4.10(b) (the “Company Contracts”), there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or the Shareholder is a party, but in the case of the Shareholder only to the extent they relate to the Business, which may involve: (i) obligations (contingent or otherwise) of, or payments to, any Person in excess of $25,000; or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company or the Shareholder (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) a guaranty of any indebtedness or obligations of any Person; or (iv) a covenant not to compete or other restriction on the Company’s or the Shareholder’s ability to conduct a business or engage in any other activity; or (v) any agreement for employment of any officer or other employee; or (vi) any collective bargaining agreement or other agreement with any labor union, employee representative or group of employees; or (vii) any agreement or lease under which the Company or the Shareholder leases any real or personal property, either as lessor or lessee; or (viii) provisions restricting the development, delivery or distribution of the Company’s or the Shareholder’s products or services; or (ix) indemnification by the Company or the Shareholder’s with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the Ordinary Course of Business); or (x) agreements providing warranty or extended service obligations to customers.

(c) Except as set forth on Schedule 4.10(c), each Company Contract is legal, valid, binding and enforceable by or against the Company in accordance with its terms (except, in each case, as enforceability by or against the Company may be limited by applicable bankruptcy or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) and in full force and effect on identical terms following consummation of the transactions contemplated by this Agreement.

(d) Except as set forth on Schedule 4.10(d), since the Most Recent Fiscal Month End, the Company has not: (i) authorized or made any distribution upon or with respect to any equity securities; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to indebtedness and other obligations incurred in the Ordinary Course of Business or as disclosed in the Financial Statements) individually in excess of $5,000 or, in the case of indebtedness and/or liabilities individually less than $1,000, in excess of $10,000 in the aggregate; (iii) made any loans or advances to any Person, other than advances for travel expenses in the Ordinary Course of Business; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

(e) For the purposes of subsections (c) and (d) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons or entities which the Company has reason to believe are Affiliates thereof) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

4.11 Obligations to Related Parties. Except as set forth on Schedule 4.11, there are no obligations of the Company to any of its respective officers, managers, directors, members, stockholders, employees or other Affiliates other than: (a) for payment of salary for services rendered for the current pay period; and (b) for other standard employee benefits made generally available to all employees. None of the employees, managers, directors, members or stockholders of the Company or the Shareholder, or any members of their immediate families, are indebted to the Company, or have any direct or indirect ownership interest in any Person with respect to which the Company is an Affiliate or with which the Company has a business relationship, or any Person which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company). No employee, manager, director, member, or stockholder of the Company or the Shareholder, or any member of their immediate families has, directly or indirectly, an interest in any contract with the Company (other than employment contracts set forth on the Disclosure Schedule and such contracts as relate to any such Person’s ownership of securities of the Company or the Shareholder). The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

4.12 Changes. Since December 31, 2005, other than those transactions to be consummated in connection with the Closing of the transactions contemplated by this Agreement, except as set forth on Schedule 4.12, there has not been with respect to the Company or the Shareholder (in the case of the Shareholder solely as it relates to the Business):

(a) Any change in their respective businesses, assets, liabilities, financial condition, prospects or operations, other than changes in the Ordinary Course of Business, none of which changes individually or in the aggregate has had or is reasonably expected to have (individually or in the aggregate) a Material Adverse Effect.

(b) Any resignation or termination of any officer, key employee or group of employees; and neither the Company nor the Shareholder has Knowledge of any impending resignation or termination of employment of any officers, key employees or groups of employees;

(c) Any material change in their respective contingent obligations by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting their respective business, assets, liabilities, financial condition, prospects or operations;

(e) Any waiver of a valuable right or of a material debt owed to it;

(f) Any direct or indirect loans made to any of their respective employees, officers, managers, directors, members or stockholders, other than advances made in the Ordinary Course of Business;

(g) Any material change in any compensation arrangement or agreement with their respective employees (other than in the Ordinary Course of Business), officers, managers or directors;

(h) Any authorization or payment of any distribution of any kind of their respective assets;

(i) Any labor organization activity;

(j) Any debt, obligation or liability incurred, assumed or guaranteed, except those for immaterial amounts and for current liabilities incurred in the Ordinary Course of Business;

(k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets or any other sale of assets not in the Ordinary Course of Business;

(l) Any change in any agreement to which any one of them is a party or by which any one of them is bound which could reasonably be expected to have a Material Adverse Effect;

(m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected (or could be reasonably expected to materially and adversely affect) their respective business, assets, liabilities, financial condition, prospects or operations; or

(n) Any arrangement or commitment by any of them to do any of the acts described in subsection (a) through (m) above.

4.13 Title to Properties and Assets; Liens, Etc. Upon Closing, the Company shall have good and marketable title to the Acquired Assets, in each case subject to no Liens, except for those Liens listed on Schedule 4.13. All material tangible personal property included within the Acquired Assets is in good operating condition and repair (ordinary wear and tear excepted) and is reasonably fit and usable for the purpose for which it is proposed to be used by the Company after Closing. The Acquired Assets constitute all properties and assets necessary to conduct the Business and no assets or properties used in the Business by the Company are owned by the Shareholder or any other Affiliate of the Company or the Shareholder.

4.14 Intellectual Property.

(a) Schedule 4.14 lists all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, or other proprietary rights and processes either (i) owned or leased by the Company, or (ii) owned or leased by the Shareholder and used in the Business (the “Intellectual Property”). Neither the Company nor the Shareholder is bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other Person other than such licenses or agreements arising from the purchase of “off the shelf’ or standard products.

(b) The Company owns (or has the right to use pursuant to license, sublicense, agreement or permission in writing) all Intellectual Property necessary for the operation of the Business as presently conducted. The Company has taken all reasonable precautions to maintain and protect each item of Intellectual Property.

(c) The Company has not received any communications alleging that it has violated or, by conducting the Business as presently conducted and as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person, nor does the Company or the Shareholder have Knowledge of any basis therefor.

(d) Neither the Company, nor the Shareholder, has Knowledge that any of the employees of the Company or the Shareholder is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or the Shareholder, as applicable, or that would conflict with their respective business as presently conducted and as presently proposed to be conducted. It is not necessary for the Company to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company or the Shareholder, as applicable.

4.15 Compliance with Other Instruments. Neither the Company nor the Shareholder is currently in violation or default of (a) any term their respective formation documents, or (b) any provision of any mortgage, indenture, material agreement, instrument or contract to which it is party or by which it is bound, where such violation or default has had or reasonably could be expected to have a Material Adverse Effect.

4.16 Litigation. Except as set forth on Schedule 4.16, there is no action, suit, proceeding or investigation pending or currently threatened against the Company or the Shareholder (a) that questions the validity of the Transaction Documents or the right of the Company or the Shareholder to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, (b) relating to the Business, or (c) which would reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect or a change in the equity ownership of the Company; nor does the Company or the Shareholder have any Knowledge that there is any basis for any of the foregoing. Neither of the Company nor the Shareholder is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or the Shareholder currently pending or which the Company or the Shareholder intends to initiate.

4.17 Tax Returns and Payments. Each of the Company and the Shareholder have timely filed all Tax Returns required to be filed by them. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with applicable laws and regulations. All Taxes shown to be due and payable on such Tax Returns, any assessments imposed, and all other Taxes due and payable by the Company or the Shareholder on or before the Closing (whether or not shown on any Tax Return) have been paid or will be paid prior to the time they become delinquent. There are no Liens for Taxes on the assets of either the Company or the Shareholder. No claim has ever been made by an authority in a jurisdiction where the Company or the Shareholder does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company and the Shareholder have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity owner or other Person and have paid over to the proper government authority all Taxes required to be collected from any Person. Neither the Company nor the Shareholder has been advised, and the Company and the Shareholder have no Knowledge, (a) that any of the Tax Returns of the Company or the Shareholder have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to the Taxes of the Company or the Shareholder. There is no liability for any Tax to be imposed upon the properties or assets of the Company or the Shareholder as of the date of this Agreement that is not adequately reserved for in the Financial Statements for the Most Recent Fiscal Month End. Neither the Company nor the Shareholder has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or has liability for the Taxes of any Person under Regulation Section 1.1502-6 of the Code (or any similar provision of any state, local or foreign law), whether as a transferee or successor, by contract or otherwise. No payments under any contracts assumed by the Buyer will obligate it to make any payments that would not be deductible under Section 280G of the Code. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

4.18 Employees. Except as set forth on Schedule 4.18, neither the Company nor the Shareholder has any collective bargaining agreements with any of its employees. Except as set forth on Schedule 4.18, there is no labor union organizing activity pending or threatened with respect to the Company or the Shareholder. Neither the Company nor the Shareholder is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Knowledge of the Company and the Shareholder, no employee of the Company or the Shareholder, nor any consultant with whom the Company or the Shareholder has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or the Shareholder because of the nature of the business conducted by the Shareholder or to be conducted by the Company; and to the Knowledge of the Company and the Shareholder, the employment by the Buyer of the employees previously employed by the Company or the Shareholder, and the performance of the Company’s or the Shareholder’s contracts with any such employees or its independent contractors, to the extent any such contracts are Company Contracts or assigned to the Buyer, will not result in any such violation. Neither the Company nor the Shareholder has received any notice alleging that any such violation has occurred. No employee of the Company or the Shareholder has been granted the right to continued employment by the Company or the Shareholder or to any material compensation following termination of employment with the Company or the Shareholder. Neither the Company nor the Shareholder has Knowledge that any officer, key employee or group of employees of the Company or the Shareholder intends to terminate his, her or their employment with the Company or the Shareholder, as applicable, nor do the Company or the Shareholder have a present intention to terminate the employment of any of their respective officers, key employees or group of employees.

4.19 Compliance with Laws; Permits. Neither the Company nor the Shareholder is, or has been, in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the Business or the ownership of its properties. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of the Transaction Documents and the sale of the Acquired Assets and transfer of the Assured Liabilities to the Buyer, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the date hereof, which will be filed in a timely manner. The Company and the Shareholder have all franchises, permits, licenses and any similar authority necessary for the conduct of the Business.

4.20 Environmental and Safety Laws. Neither the Company nor the Shareholder is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety. No Hazardous Materials are used or have been used, stored, or disposed of by the Company or the Shareholder or, to the Company or the Shareholder’s Knowledge, by any other Person on any property owned, leased or used by the Company or the Shareholder.

4.21	Employee Benefit Plans; ERISA.

(a) No Contributions to Benefit Plans. Except as set forth on Schedule 4.21(a) neither the Company nor the Shareholder maintains or contributes to: (i) any incentive, bonus, commission, deferred compensation, severance or termination pay plan, agreement or arrangement, whether formal or informal and whether legally binding or not; (ii) any pension, profit-sharing, equity purchase, equity option, group life insurance, hospitalization insurance, disability, retirement or any other employee benefit plan, agreement or arrangement, whether formal or informal and whether legally binding or not; (iii) any fringe benefit plan, agreement or arrangement, whether formal or informal and whether legally binding or not; or (iv) any other “employee benefit plan” as such term is defined in Section 3(3) of ERISA.

(b) No Penalty or Tax. Neither the Company nor the Shareholder has engaged in a transaction in connection with which it could be subject either to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(c) No Qualified Plans. Neither the Company nor the Shareholder currently has a “qualified plan” that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

(d) No Multiemployer Benefit Plans. Neither the Company nor the Shareholder has maintained or contributed to or been required to contribute to a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.

4.22 Accounts Receivable. All accounts receivable included within the Acquired Assets are bona fide accounts receivable which are fully collectible, net of any reserve for doubtful accounts reflected on the face of the balance sheets included in the Financial Statements for the Most Recent Fiscal Month End.

4.23 Solvency. The Company, the Shareholder and its other subsidiaries, taken as a whole, are Solvent prior to, and will be Solvent after giving effect to, the transactions contemplated by the Transaction Documents. The transactions contemplated hereby were effectuated without actual intent to hinder, delay or defraud present or future creditors of the Company or the Shareholder. It is the Company’s and the Shareholder’s express intention that the Company and the Shareholder will remain Solvent, and the Company and the Shareholder have sufficient capital to carry on their business and transactions as now conducted and as planned to be conducted by the Shareholder in the future after giving effect to the transactions contemplated by the Transaction Documents.

4.24 Full Disclosure. Neither the Transaction Documents, nor, to the Knowledge of the Company and the Shareholder, any other document delivered by the Shareholder to the Buyer or its attorneys or agents in connection with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Company as follows as of the date hereof and as of closing:

5.1 Requisite Power and Authority. The Buyer has all necessary power and authority under all applicable provisions of law to execute and deliver the Transaction Documents to which it is a party and to carry out their provisions. All action on its part required for the lawful execution and delivery of the Transaction Documents to which it is a party have been or will be effectively taken prior to the Closing. Upon their execution and delivery, the Transaction Documents to which it is a party will be valid and binding obligations of the Buyer, enforceable in accordance with their terms, except, in each case, as enforceability by or against the Buyer may be limited by applicable bankruptcy or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

ARTICLE VI

CONDITIONS TO CLOSING.

6.1 Conditions to the Buyer’s Obligations at the Closing. The obligation of the Buyer to purchase the Acquired Assets and take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in whole or in part):

(a) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers as are necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents, including without limitation any consents required for the assignment of the Contracts, unless waived in writing by the Buyer.

(b) Secretary’s Certificate. The Buyer shall have received from the secretary (or person performing similar duties) for each of the Company and the Shareholder a certificate having attached thereto: (i) the entity’s charter, bylaws or other organizational documents as in effect at the time of the Closing with a certification that such documents have not been superseded or amended as of the Closing; (ii) resolutions approved by the appropriate Persons authorizing the transactions contemplated hereby; and (iii) a good standing certificate (or similar certificates or documents) issued by the Secretary of State of the State of its jurisdiction of incorporation and any other jurisdiction in which such entity is qualified to do business, dated a recent date before the Closing.

(c) Legal Opinion. The Buyer shall have received from legal counsel to the Company and the Shareholder an opinion addressed to the Buyer, dated as of the Closing, in a form reasonably acceptable to the Buyer and its counsel.

(d) Outstanding Obligations. There shall be no unpaid obligations of the Company other than those included within the Assumed Liabilities.

(e) Proceedings and Conveyance Documents. All proceedings in connection with the transactions contemplated at the Closing and all Conveyance Documents and other documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such counterpart originals or certified or other copies of the Conveyance Documents and such other documents as they may reasonably request.

(f) Financial Performance. The following financial performance condition shall have been satisfied by, on an accrual basis: (i) the Net Working Capital of the Company as of the Closing shall be not less than $650,000; and (ii) the revenues of the Company for the five (5) month period ending May 31, 2006, shall have been not less than $6.5 million.

(g) Shareholder Approval. The shareholders of the Company and the Shareholder shall have approved the Transaction Documents and such approval shall be effective.

(h) Release of Liens. The Buyer shall have received evidence satisfactory to the Buyer that any and all Liens that encumber the Acquired Assets have been released prior to Closing.

(i) Due Diligence Investigation. The Buyer shall have completed its due diligence investigation, and the results thereof shall be acceptable to the Buyer in its sole and absolute discretion, including without limitation, the Buyer’s approval in its sole and absolute discretion of all Post-Execution Schedules.

6.2 Conditions to Obligations of the Company. The Company’s obligation to transfer the Purchased Assets at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

(a) Performance of Obligations. The Buyer shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Buyer on or before the Closing.

(b) Transaction Documents, Contribution and Loan. All of the Transaction Documents shall have been executed and delivered by the parties thereto.

ARTICLE VII

PRE CLOSING AND POST CLOSING COVENANTS

7.1 Regular Conduct of the Business and Operations. Until the Closing Date, the Company shall, and the Shareholder shall cause the Company to, operate the Business only in the usual and Ordinary Course of Business and use best efforts to preserve the goodwill and organization of the Business and the relationships with the Company’s customers, suppliers, employees and other Persons having business relations with the Company. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, neither the Company nor the Shareholder shall:

(a) take or omit to take any action that would result in a breach of any of the representations, warranties or covenants made by the Company or the Shareholder in this Agreement;

(b) take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Company;

(c) (i) enter into any contract out of the Ordinary Course of Business or restricting in any material respect the conduct of its business, (ii) make any loans or investments, (iii) increase the compensation, incentive arrangements or other benefits to any officer or employee outside of the Ordinary Course of Business, (iv) redeem, purchase or otherwise acquire directly or indirectly any of the Company’s issued and outstanding capital stock, any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock, (v) make any distribution or dividends with respect to the Company’s capital stock or any other payment to the Shareholder or its Affiliates, if such distribution or dividend would cause the Net Working Capital to not meet the requirements of Section 6.1(f), (vi) amend their respective articles of incorporation, bylaws, certificate of formation, or other organization documents unless such amendment is necessary to comply with the terms of this Agreement or issue or agree to issue any capital stock, or any rights or options to acquire, or securities convertible into or exchangeable for, any of their respective capital stock, (vii) directly or indirectly engage in any transaction, arrangement or contract with any officer, director, manager, shareholder or other insider or Affiliate of the Company or the Shareholder, except in the Ordinary Course of Business and as described on Schedule 4.11, (viii) execute any guaranty, issue any debt, borrow any money or otherwise incur or create any indebtedness or liability (other than trade payables in the Ordinary Course of Business); (ix) purchase, sell, lease or dispose of any material property or assets with an aggregate value in excess of $10,000; (x) delay or postpone the payment of any accounts payable other than in the Ordinary Course of Business; (xi) accelerate the collection of or discount any accounts receivable outside the Ordinary Course of Business; (xii) make any capital expenditure or commitment therefor in excess of $10,000 individually or in the aggregate; (xiii) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders outside the Ordinary Course of Business; (xiv) cease from making accruals for Taxes, bonuses, vacation and other customary accruals of the Company outside the Ordinary Course of Business; (xv) cease from ensuring that accounts payable are current consistent with past practice; (xvi) abstain from making payments of any Taxes, principal or interest on borrowed funds and other customary expenses of the Company as they become due, (xvii) issue or directly or indirectly contract to issue, sell, encumber, assign or transfer any shares of capital stock; or

(d) enter into any transaction, arrangement or contract with any Person except on an arm’s length basis in the Ordinary Course of Business.

Notwithstanding the foregoing, nothing in this Section 7.1 shall prohibit the Company or the Shareholder from taking any action or omitting to take any action: (i) as required or as expressly contemplated by the Transaction Documents; (ii) with the written consent of the Buyer; or (iii) solely in the case of the Shareholder, in connection with its or its subsidiaries’ activities that are unrelated to the Business, provided such action or omission to act complies with Section 7.1(a) and 7.1(b).

7.2 Buyer’s Access to Information and Properties. The Company and the Shareholder shall permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company and the Shareholder (as they relate to the Business) at all times reasonably requested by the Buyer for the purpose of conducting an investigation of the Company’s financial condition, corporate status, operations, prospects, business and properties. The Company and the Shareholder shall make available to the Buyer for examination and reproduction all documents and data of every kind and character relating to the Company and the Shareholder (as they relate to the Business) in possession or control of, or subject to reasonable access by, the Company and/or the Shareholder, including, without limitation, all files, records, data and information relating to the properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company and the Shareholder shall allow the Buyer access to, and the right to inspect, the properties, except to the extent that such properties are operated by a third-party operator, in which case the Company and the Shareholder shall use their respective best efforts to cause the operator of such properties to allow Buyer access to, and the right to inspect, such properties.

7.3 Notice Regarding Changes. The Company and the Shareholder shall promptly inform the Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Shareholder inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Company in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

7.4 Ensure Conditions Met. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable legal requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any governmental authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Transaction Documents, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Notwithstanding the foregoing, the Seller will provide final copies of all of the Schedules to this Agreement to the Buyer as soon as practicable and in no event later than ten (10) business days after the date hereof (such Schedules as they may be amended, supplemented or provided to the Buyer after execution of this Agreement, the “Post-Execution Schedules”).

7.5 Casualty Loss. If, between the date of this Agreement and the Closing, any of the properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Company shall, at the Buyer’s election, (i) cause such properties to be repaired or replaced prior to the Closing with properties of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such properties to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to the Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

7.6 No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company shall not, and the Shareholder shall not and each of the Company and the Shareholder shall cause its shareholders, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in the Company, or any portion of the Acquired Assets, other than in connection with the transactions contemplated by this Agreement. The Company shall immediately advise the Buyer of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

7.7 Name Change. The Company hereby represents, warrants and covenants to the Buyer that the corporate name of the Company is as set forth on the signature page hereof, including the d/b/a, and further agrees and acknowledges that such names are included with the Acquired Assets and that the exclusive right to use such name will be transferred to the Buyer on the Closing Date. The Company and the Shareholder shall, at or prior to Closing, file an appropriate amendment to the Company’s Articles or Certificate of Incorporation changing its name to a name which is in no way similar to the corporate name set forth on the signature page hereof, including the d/b/a and shall furnish such written consents and assignments as the Buyer shall hereafter reasonably request in connection with such name change.

7.8 Liability for Transfer Taxes. The Company shall be responsible for the timely payment of, and shall indemnify and hold harmless the Buyer Indemnified Parties against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the other Transaction Documents. The Sellers shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that the Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Buyer under applicable law. The Buyer’s preparation of any such Tax Returns shall be subject to the Company’s approval, which approval shall not be withheld unreasonably.

7.9 Shareholder Approval. On or before July 7, 2006, the Shareholder shall prepare and file with the Securities and Exchange Commission (the “SEC”) a preliminary copy of a Proxy Statement meeting the requirements of Section 14(a) of the Securities Exchange Act of 1934 and the rules and schedules promulgated thereunder (the “Proxy Statement”). In the event that the SEC does not review or take action with respect to the Proxy Statement, then on the twelfth calendar day after the filing of the preliminary copy of the Proxy Statement, the Shareholder shall file with the SEC and mail to the shareholders of the Shareholder a definitive copy of the Proxy Statement for the purpose of obtaining the consent and affirmative approval of more than fifty percent of the shareholders (or such higher number as is required under applicable law or the governing documents of the Company or the Shareholder) of the Company and the Shareholder approving the execution of this Agreement and the other Transaction Documents and approving the transactions contemplated thereby. In the event that the SEC does review or take action with respect to the Proxy Statement, the Shareholder shall use its best efforts to comply with SEC requests and actions in a manner designed to have the Proxy Statement mailed to its shareholders as promptly as practicable. In any event, on or before July 31, 2006, the Shareholder shall have obtained the written consent of its shareholders sufficient to approve the Agreement under the Shareholder’s governing documents and applicable law.

7.10 Employee Matters.

(a) Effective as of 12:01 a.m., local time, on the day after the Closing Date, the employment by the Company of the employees listed on Schedule 7.9 shall terminate and the Buyer shall be deemed to have offered employment to each individual whose employment was so terminated (the “Business Employees”), effective at 12:01 a.m., local time, on the day after the Closing Date or, in the case of a Business Employee not actively at work on the Closing Date on account of a disability, on the day such employee reports for work after termination of such disability upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay as in effect on the Closing Date while such individuals were employed by the Company.

(b) The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Company and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. The parties expressly agree that Buyer and Buyer’s benefit plans shall have no responsibility for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under the Company’s ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of the Company who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

(c) Except as specifically set forth in this Agreement: (i) the Buyer shall not be obligated to assume, continue or maintain any of the Plans or Benefit Programs or Agreements; (ii) no assets or liabilities of the Plans shall be transferred to, or assumed by, the Buyer or the Buyer’s benefit plans; (iii) the Company shall be solely responsible for funding and/or paying any benefits under any of the Plans or Benefit Programs or Agreements, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of the Company prior to the Closing Date, other than (A) accrued vacation, sick time and paid time off and (B) any such payment to the extent set forth as a current liability on the Closing Date Balance Sheet; and (iv) the Company shall be responsible for any and all payments to employees arising out of the transactions contemplated hereby required under the Worker Adjustment and Retraining Notification Act or similar state and local laws.

(d) Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

(e) The Company shall permit the Buyer to contact and make arrangements with the Company’s employees for the purpose of assuring their continued employment by the Company after the Closing and for the purpose of ensuring the continuity of the Company’s business, and the Company agrees not to discourage any such employees from consulting with the Buyer.

(f) The Company shall use its best efforts to keep available the services of its present employees through the Closing Date.

7.11 Restrictions on Company Dissolution and Distributions. The Company shall not, and the Shareholder shall take no action to cause or permit the Company to, dissolve, until the later of (a) the Company’s payment, or adequate provision for the payment, of all of its obligations pursuant to 0 hereof; or (b) the lapse of more than one year after the Closing Date. The Company shall not, and the Shareholder shall take no action to cause or permit the Company to make any distribution of the proceeds received pursuant to this Agreement until the Company’s payment, or adequate provision for the payment, of all of its obligations to the Buyer under this Agreement and to all other creditors of the Company.

7.12 Certain Tax Matter. The Company and the Shareholder shall be liable for all Taxes of the Company. In addition, in the case of Taxes that are payable with respect to a Straddle Period (as defined below), the Company and the Shareholder shall pay to the Buyer an amount equal to the Tax for such Straddle Period multiplied by a fraction the numerator of which is the number of days from the beginning of the Straddle Period through the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. “Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

7.13 Further Actions. In case at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below).

7.14 Compliance With Law. The Company shall, and the Shareholder shall cause the Company to, comply with all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the Business or the ownership of its properties, including, without limitation, the timely filing of all Tax returns required to be filed by it and the timely payment of all Taxes that become due and payable.

7.15	Non-Compete, Non-Solicitation and Confidentiality.

(a) Non-Compete. The Company and the Shareholder agree that from the date of Closing and for a period of three (3) years thereafter (the “Non-Compete Period”), neither they nor any Affiliate (collectively, the “Restricted Parties”) will, directly or indirectly, as partner, shareholder, member, officer, director, employee, consultant, independent contractor, joint venturer, investor, lender or otherwise, participate in any business or enterprise engaged anywhere in the United States (the “Restricted Area”) in the provision of any services which are the same as, substantially similar to or competitive with the Business and the services which the Company was designing, developing, selling or providing, at any time prior to the Closing Date. Competitive activities within the Restricted Area shall include, without limitation, any call or communication that either originates from or is directed to a Person in the United States, without regard for where any other Person participating in such communication may reside.

(b) Non-Solicitation. Without the prior consent of the Buyer, none of the Restricted Parties shall during the Non-Compete Period, directly or indirectly, for themselves or for any other person, firm, corporation, partnership, association or other entity (including the Company), (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Business, unless such employee or former employee has not been employed by the Business for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business with respect to business in the Restricted Area, nor shall such Restricted Parties make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers.

(c) Confidentiality. Such Restricted Parties shall not at any time divulge, communicate, use to the detriment of the Buyer or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Business. Any confidential information or data now known or hereafter acquired by such Restricted Parties with respect to the Business shall be deemed a valuable, special and unique asset of the Buyer that is received by such Restricted Party in confidence and as a fiduciary, and such Restricted Party shall remain a fiduciary to the Buyer with respect to all of such information.

(d) Injunctive Relief. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Restricted Party of any or all of the covenants and agreements contained in this Section 0 may cause irreparable harm and damage to the Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each Restricted Party recognizes and hereby acknowledges that the Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 0 by such Restricted Party and/or his associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 0 shall be construed to prevent Buyer from seeking and recovering from a Restricted Party damages sustained by it as a result of any breach or violation by such Restricted Party of any of the covenants or agreements contained herein.

INDEMNIFICATION

8.1 General Indemnification by the Company Indemnifying Parties. The Company and the Shareholder (individually a “Company Indemnifying Party” and collectively the “Company Indemnifying Parties”), jointly and severally, shall indemnify and hold the Buyer, and its successors and assigns, partners, manager, officers and its Affiliates (as applicable, the “Buyer Indemnified Party”) harmless from and against any and all loss, liability, claim, damage, cost or expense (including without limitation diminution in value and reasonable attorneys’ fees and expenses) (a “Loss”), whether or not involving a third party claim, which it may incur, directly or indirectly, as a result of or arising from, (i) any inaccuracy in any representation or warranty under 0 of this Agreement, (ii) any breach of any covenant or other agreement in the Transaction Documents by any Company Indemnifying Party, (iii) any liabilities of the Company other than the Assumed Liabilities and (iv) any liabilities relating to the Business occurring on or before the Closing Date other than the Assumed Liabilities. No claim for indemnification under this Section 0 shall be made unless the claims for Losses by the Buyer Indemnified Parties exceed $50,000 in the aggregate provided, that if the total amount of all such Losses exceeds such amount, then the Company and the Shareholder will be obligated to indemnify the Buyer Indemnified Parties for all Losses, including the initial $50,000 and the maximum aggregate Losses for which the Company Indemnifying Parties shall be liable to the Buyer shall not exceed $7,500,000, plus the actual amount of the Buyer’ costs of enforcement of these indemnification obligations. All materiality qualifications contained in the Company’s and/or the Shareholder’s representations and warranties made in ARTICLE IV of this Agreement or any other Transaction Document, including the term “Material Adverse Effect”, will be taken into account under this ARTICLE VII solely for purposes of determining whether a breach or violation of such representation or warranty has occurred for which an indemnity obligation exists. Without limiting the generality of the foregoing, all such materiality qualifications will be ignored and not given effect for purposes of determining the amount of any Losses resulting from any such breach or violation.

8.2 General Indemnification by Buyer. The Buyer shall indemnify and hold the Company and the Shareholder, their successors and assigns, stockholders, directors and officers (as applicable, the “Company Indemnified Party”), harmless from and against any and all Losses, whether or not involving a third party claim, which it may incur, directly or indirectly, as a result of or arising from, (i) any inaccuracy in any representation or warranty of the Buyer under the Transaction Documents and (ii) any breach of any covenant or other agreement in the Transaction Documents by the Buyer. No claim for indemnification under this Section 8.2 shall be made unless the claims for Losses by the Company Indemnified Party exceed $50,000 in the aggregate provided, that if the total amount of all such Losses exceeds such amount, then the Buyer will be obligated to indemnify the Company Indemnified Party for all Losses, including the initial $50,000 and the maximum aggregate Losses for which the Buyer shall be liable to the Company Indemnified Party shall not exceed $750,000, plus the actual amount of the Company Indemnified Party’s costs of enforcement of these indemnification obligations

8.3 Indemnification Procedures. Any claim or demand for indemnification under this ARTICLE VIII (“Claim(s)”) shall be asserted and resolved as follows:

(a) In the event that any Buyer Indemnified Party or any Company Indemnified Party (as the case may be, “Indemnified Party”) has a Claim against, respectively, any Company Indemnifying Party, or the Buyer (as the case may be, “Indemnifying Party”) which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall give the Indemnifying Party written notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification hereunder, supported by reasonable documentation setting forth the nature of the circumstances entitling the Indemnified Party to indemnity hereunder (including, but not limited to, references to the provisions hereof upon which the Indemnified Party is relying in making such claim).

(b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from the date of delivery of the Claim Notice to notify the Indemnified Party: (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute; and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(c) In the event that the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment (subject to any rights of appeal) and, on an ongoing basis, all indemnifiable costs and reasonable expenses of the Indemnified Party with respect thereto, including interest from the date such costs and reasonable expenses were incurred; provided that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d) An Indemnified Party shall not be entitled to indemnification under this Article 8 unless notice of a claim for indemnity shall have been given within the applicable survival and/or notice period, if any, set forth in Section 0 below.

(e) Any indemnification payment required to be made pursuant to this Agreement shall be (a) reduced by any insurance proceeds actually received by the Indemnified Party or any of its Affiliates with respect to the item giving rise to the indemnification payment and (b) reduced to take account of any net Tax benefit “actually realized” by the Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified amount except that carrybacks of net operating losses or other tax attributes shall be applied in making such computation after recognizing any item arising from the incurrence or payment of an indemnified amount. Any indemnification payment hereunder shall initially be made without regard to adjustment for net Tax benefit under this Section 0 and shall be increased or reduced to reflect any such net Tax benefit within ten (10) Business Days after the Indemnified Party would be required to pay but for the incurrence or payment of such indemnified amount. The parties shall make any adjusting payment between each other as is required under this Section 0 within ten (10) Business Days of the date an Indemnified Party is deemed to have actually realized each net Tax benefit. The amount of any reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Party’s liability for taxes and payments to reflect such adjustment shall be made by the Indemnifying Party if necessary within ten (10) Business Days of such determination.

8.4 Survival of Representations and Warranties. All of the representations and warranties of the Company and the Shareholder contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of thirty-six (36) months thereafter; provided, however, that the representations and warranties set forth in Sections 40, 40, 40, 4,7, 40, 40, 40, 40, 4.23 and 40 shall survive the Closing and continue in full force and effect indefinitely (subject only to the expiration of applicable statutes of limitation). All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company or the Shareholder pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company and the Shareholder hereunder solely as of the date of such certificate or instrument. If a Claim is asserted by a Party before the expiration of the survival or limitations period, such asserted Claim shall survive until the final adjudication and resolution of such Claim.

ARTICLE IX

TERMINATION

9.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of the Buyer and the Company;

(b) By the Buyer in the event of any breach in any material respect by the Company or the Shareholder of any of its representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m. (Eastern Time) on the date that is 10 days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. (Eastern Time) on the date immediately preceding the date set forth in Section 9.1(f);

(c) By the Company in the event of any breach in any material respect by Buyer of any of Buyer’s representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m. on the date that is 10 days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. on the date immediately preceding the date set forth in Section 9.1(f);

(d) By the Buyer or the Company if any court of competent jurisdiction in the United States or other Governmental Authority will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the consummation of any material transaction contemplated herein;

(e) By the Buyer if any event or condition has occurred or is reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has or is reasonably likely to have a Material Adverse Effect on the business or operation of the Company; or

(f) By the buyer, without any action by any party, at any time on or after 5:00 p.m. (Eastern Time) on August 1, 2006, and by the Shareholder, without any action by any party, at any time on or after 5:00 p.m. (Eastern Time) on October 1, 2006, unless such dates are extended by the written agreement of the Company and the Buyer.

9.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to 90 will give written notice of such termination to the other parties to this Agreement.

9.3 Effect of Termination. If this Agreement will be terminated pursuant to 90, all further obligations of the parties under this Agreement will be terminated without further liability of any party to the other; provided, that nothing herein will relieve any party from liability for its breach of this Agreement prior to such termination.

ARTICLE X

MISCELLANEOUS.

10.1 Governing Law; Choice of Forum. This Agreement shall be governed in all respects by the laws of the State of Florida as such laws are applied to agreements between Florida residents entered into and performed entirely in Florida. Each of the Parties submits to the jurisdiction of the state courts of Florida sitting in Palm Beach County or the United States District Court, Southern District of Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Units from time to time.

10.3 Entire Agreement. The Transaction Documents and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

10.4 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.5 Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of each of the Parties hereto.

10.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party upon any breach, default or noncompliance by another party under the Transaction Documents shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Buyer’ part of any breach, default or noncompliance under the Transaction Documents or any waiver on such Party’s part of any provisions or conditions of the Transaction Documents must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under the Transaction Documents, by law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Party to be notified at the following address:

If to the Buyer to:

TMS Professional Markets Group, LLC.

180 Royal Palm Way

Suite 203

Palm Beach, FL 33480

Attn:       Mike Schmickle

(Telefax: (561) 659-9055)

with a required copy to:

Greenberg Traurig, P.A.

Suite 2000

401 East Las Olas Boulevard

Fort Lauderdale, FL 33301

Attn:       David Peck, Esq.

(Telefax: (954) 765-1477)

If to the Company to:

4950 Communications Avenue

Suite 300

Boca Raton, FL 33431

Attn:       Shawkat Raslan

(Telefax: (561)         -        )

If to the Shareholder:

4950 Communications Avenue

Suite 300

Boca Raton, FL 33431

Attn:       Shawkat Raslan

(Telefax: (561)        -         )

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

10.8 Expenses. Each party shall be responsible for its fees and expenses incurred with respect to the negotiation, execution, delivery and performance of the Transaction Documents

10.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in the Transaction Documents, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to the Transaction Documents, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.11 Confidentiality. Each Party hereto agrees that, except with the prior written consent of the other Parties, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs (“Confidential Information”) of the other Parties to which such Party has been or shall become privy by reason of the Transaction Documents, discussions or negotiations relating to the Transaction Documents, the performance of its obligations hereunder or the ownership of the Company’s limited liability company interests. The provisions of this Section 100 shall be in addition to, and not in substitution for, the provisions of any separate confidentiality or nondisclosure agreement executed by one or more of the Parties. The foregoing notwithstanding, Buyer may from time to time disclose certain Confidential Information of the Company to its advisory board, investment committee or similar body and its partners to apprise such parties as to matters relating to the Buyer’s investment in the Company.

10.12 Public Announcements. The timing and content of any public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both the Buyer and the Shareholder prior to the release of such public announcements.

10.13 Time of the Essence. Time is of the essence with respect to the performance of all obligations provided herein and the consummation of all transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this ASSET PURCHASE AGREEMENT as of the date set forth in the preface hereof.

TELEMANAGEMENT SERVICES, INC.

By:
Name:
Title:

ACCESS WORLDWIDE COMMUNICATIONS, INC.

By:
Name:
Title:

TMS PROFESSIONAL MARKETS GROUP, LLC

By:
Name:
Title:

SCHEDULES

1.1	Net Working Capital Example
2.1(a)	Excluded Assets
2.1(c)	Assumed Liabilities
2.2	Purchase Price Allocation
4.1	Filings, Consents and Authorizations
4.3	Broker’s Fees
4.6	Subsidiaries
4.8	Financial Statements
4.9	Undisclosed Liabilities
4.10(b)	Company Contracts
4.10(c)	Enforceability of Contracts
4.10(d)	No Actions
4.11	Obligations to Related Parties
4.12	Absence of Charges
4.13	Liens
4.14	Intellectual Property
4.18	Employees
4.23	Full Disclosure

WRITTEN CONSENT OF STOCKHOLDERS

OF

ACCESS WORLDWIDE COMMUNICATIONS, INC.

Unless otherwise indicated below, the undersigned, being a shareholder of record of Access Worldwide Communications, Inc. (the “Company”) a Delaware corporation on June 22, 2006 (the “Record Date”) hereby consents, pursuant to section 228 of the Delaware General Corporation Law and the Bylaws of the Company, with respect to all shares of Common Stock of the Company held of record by the undersigned on the Record date, to take the following actions without a meeting of shareholders of the Company, with respect to the proposed Asset Sale described in the Consent Solicitation Statement, dated on or about July 17, 2006, of the Company.

To approve the Asset Sale of all or substantially all the assets of Telemangement Services, Inc., pursuant to the Asset Purchase Agreement dated June 20, 2006, by and among, Access Worldwide Communications, Inc., Telemanagement Services, Inc. and TMS Professional Markets Group, LLC.

Consent  ☐             Do Not Consent  ☐             Abstain  ☐

Please mark, complete, sign and date this consent and return it via one of the following methods: (i) in the enclosed envelope; (ii) fax it to Mr. Mark Wright, General Counsel, Secretary of the Company, at 800-569-1587; or (iii) scan it and email it to mwright@accessww.com.

Name:

Number of Shares:

Signed:

Dated: